EXHIBIT 99.3

Interboro

The Business Centered College

Office of the President
450 W. 36th St., NY, NY 10019
646-346-6131 Fax: 212-765-5772
sadolphus@interboro.edu
November 3, 2005

Joseph Frey
Assistant Commissioner – Office of Quality Assurance
New York State Education Department
Room 977, Education Building Annex
Albany, New York 12234

Dear Mr. Frey:

Attached is Interboro Institute's response to your letter of October 7 and the two draft reports entitled "Admission Requirements Review" and "Report of a Compliance Review."

We are requesting a meeting with you, as soon as possible, and prior to issuance of the final report from the New York State Education Department, in the interest of continuing to work for outcomes acceptable to all parties.

Sincerely yours,

Stephen H. Adolphus
President
Interboro Institute

John J. McGrath, PhD
Chief Executive Officer and President
EVCI Career Colleges Holding Corp.

Atts

RESPONSE OF INTERBORO INSTITUTE
TO TWO DRAFT REPORTS
FROM THE STATE EDUCATION DEPARTMENT OF NEW YORK
DATED OCTOBER 7, 2005

EXECUTIVE SUMMARY OF POINTS OF AGREEMENT

1. Issue
The New York State Education Department will not register additional programs at Interboro when the admissions requirements are passing an ability-to-benefit (ATB) exam until the Department is satisfied that the institution has effectively corrected its admission practices at all locations

Response
Interboro will not seek approvals for any additional programs until the Department has indicated compliance with this determination.

2. Issue
Interboro Institute is directed to revise its admission procedures, providing detailed information and training to all admission representatives and to those individuals who are responsible for administering the CPAT or other admission examinations. These procedures must indicate the educational rationale for selecting a pass point on its selected ATB examination.

Response
Interboro agrees with the Department that it will enhance professional assessment, beyond passing the CPAT ability to benefit test minimum, to take into account each applicant's likelihood of persistence in study. Interboro will determine and set in place professional assessment mechanisms that measure each applicant's likelihood of persistence in study. Interboro will increase the minimum pass point on the Reading section of the CPAt examination.

3. Issue
In order for the Department to continue the registration of programs at all Interboro locations that allow for admission by the passage of an ability-to-benefit (ATB) examination, Interboro must cease administering any ATB examination. Interboro must contract with an independent agency, acceptable to the New York State Education Department, to administer this examination.

Response
Interboro has contracted with TestQuest Inc., an independent testing agency, to conduct the ability-to-benefit testing, and its placement tests, at all its locations.

4. Issue
Interboro Institute is directed to cease expansion until such time that the Department affirms that its admission requirements are in compliance with Part 52 of the Commissioner's Regulations.

Response
Interboro agrees not to open new instructional locations, and to keep its overall enrollment at no more than its current Fall 2005 total, until SED has indicated its judgment that its admission requirements are in compliance.

5. Issue
Student self-assessment form seems of limited value

Response
Interboro intends to have the form evaluated by outside experts and to make improvements.

6. Issue
Concerns to Be Addressed
Raising of minimum performance standards in admissions and placement tests.

Response
The college will raise the Reading pass point.

7. Issue
Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students.

Response
Interboro agrees with the Department. The college will further enhance professional assessment beyond passing the ability to benefit test minimums.

8. Issue
Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.

Response
Interboro agrees with the Department. Interboro will further train and professionalize its admissions personnel in order to implement a more discriminating admission process with respect to likely persistence and attainment.

9. Issue
Use of student persistence and academic attainment following admissions as an admissions staff performance measure

Response
Interboro agrees with the Department. Interboro will create a new admissions staff performance measure which specifically holds admission counselors and their supervisors accountable for persistence and academic attainment.

10. Issue
Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process

Response
We agree. Based on recommendations from SED staff during past visits, Interboro last year began supplementing information it had about prospective students (from the application, including essay answers, and personal interviews) with an Interview Record and Assessment Form.

11. Issue
Curtailment of the late enrollment window for all students to one week.

Response
Interboro will limit late enrollment to a maximum of one week.

12. Issue
Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs. Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.

Response
The college is implementing a special four-week prefreshman study option for incoming students; increasing the number of academic advisors; and establishing Counseling Centers at each location

13. Issue
Implementation of more than one level of remedial/developmental work

Response
The English Department will pilot a model for remedial English classes which utilizes more instructional time.

14. Issue
Overextensions of faculty in teaching assignments and load may contribute significantly to the poor retention and performance of Interboro's students.

Response
Currently faculty are permitted to teach up to three overloads in a semester, particularly if no additional preparations are required. The policy has been changed to no more than two overloads, and no more than three preparations.

15. Issue
Improvement of quality assurance in instruction by satisfactorily documenting faculty expertise and periodic assessment of teaching effectiveness

Response
Supervision of faculty files has been changed from Human Resources to Academic Affairs. Interboro is establishing an electronic database to provide a systematic check on the status of all current files. Systematic monitoring by senior administration has been established.

16. Issue
...the sufficiency, in number and in practice, of the core group [of faculty] engaged in academic governance and management of quality assurance is uneven and in some cases inadequate... the core group of multi-tasked full-time faculty is too thin and over-extended for rigorous quality assurance

Response
Interboro is committed to hiring 11 new full-time instructors for the Spring 2006 semester

17. Issue
There does not appear to be a functioning Faculty Senate or comparable body

Response
The academic administrative group has been renamed the Academic Council and its formal membership expanded to include full-time faculty.

18. Issue
Full-time faculty members lack knowledge about the terms and conditions of their employment

Response
Full-time faculty will have job security and full knowledge of the terms and conditions of their employment.

19. Issue
The libraries must be housed in attractive, well-lit, physical space conducive to a learning environment.

Response
Improvements are in place at three of the four libraries already. Library facilities at all campuses will be assessed and growth planned for in accordance with best practices at comparable institutions.

20. Issue
In Washington Heights and Flushing, the library and ARC must have separate space

Response
The Academic Resource Center (ARC) and library in Washington Heights have been separated.

21. Issue
All locations need small group study rooms to accommodate groups of 3-6 students.

Response
A small study group room is available already in the Yonkers and Washington Heights libraries. A study room will become available in Flushing concurrent with the move of the ARC. A study room is being constructed in the Main Campus Annex as part of the Law Library.

22. Issue
To support information literacy, each library needs the technical capability of demonstrating research methods using databases and the World Wide Web.

Response
This equipment is being ordered and will be ready by the start of the Spring 2006 term.

23. Issue
Interboro should investigate the use of a proxy server to authenticate student access to all databases

Response
Interboro agrees with this recommendation and is acquiring the necessary hardware and software to implement the service by January 2006.

24. Issue
A formal review of the periodical collection also must be undertaken, using standard too such as Magazines for Libraries and input from faculty.

Response
Funds of $80,000 have been earmarked to strengthen the core periodicals collection at each library location.

25. Issue
The Institute should make [book] collection development a priority.

Response
The overall book budget for 2005 has more than doubled over last year's budget. The library will continue to expend efforts on building focused, high quality print collections at each library location.

26. Issue
By February 1, 2006, Interboro must provide a Comprehensive Institutional Effectiveness Plan

Response
A Comprehensive Institutional Effectiveness Plan will be provided on time.

27. Issue
The Institute must... professionalize the learning environment at each instructional facility

Response
Improvements have already been made. Plans for additional improvements will be provided.

28. Issue
...additional [academic] oversight and control is needed at Interboro

Response
We agree. Structural administrative changes are being implemented.

RESPONSE OF INTERBORO INSTITUTE TO TWO DRAFT REPORTS FROM THE STATE EDUCATION DEPARTMENT OF NEW YORK DATED OCTOBER 7, 2005

Introduction

The management of Interboro Institute ("the college") and its parent company, EVCI Career Colleges Holding Corp. (EVCI), have received and analyzed the materials discussed herein. Management considers these matters of vital importance for the future of the college and has endeavored within the very limited time provided to consider the draft findings and recommendations, perform internal analyses, and set in place, or to continue implementing, needed changes and improvement. This response will address both the draft report on admissions practices, the "Admissions Requirements Review," and a lengthier draft entitled a "Compliance Review" reporting on findings of two review teams with additional material added by the Education Department ("SED").

The college will point out any errors of fact; discuss areas of difference in philosophy and approach; and where improvements are needed in practices, describe actions already implemented or plans underway to remediate deficiencies. In addition, as the Compliance Review draft references, on or before February 1, 2006 the college will provide an update of its Comprehensive Institutional Effectiveness Plan to the Regents and Education Department as part of the conditions of its accreditation. The Institutional Effectiveness Plan will amplify some of the items which are first mentioned in this response, items which will take additional time and care to develop fully.

Interboro Institute is committed to making significant substantive and material changes in the academic, administrative and financial operations of the college. Every draft determination and concern has been given careful consideration by both Interboro's and EVCI's management, along with expert advice from education and legal consultants we have retained. Interboro plans to further retain outside expert consultants in providing a Comprehensive Institutional Effectiveness Plan due on February 1, 2006.

Management Overview - Interboro's Vision, Mission and Philosophy

The substantive material changes that we have made, and are considering making, must be critically analyzed in reference to Interboro's vision, mission and philosophy. Interboro is absolutely dedicated to serving economically disadvantaged minorities, most of whom have not graduated from high school, and face problems endemic with poverty.

The administration, faculty and staff at Interboro Institute are proud of our vision and mission.

Interboro has almost doubled its graduation rate since it was acquired by EVCI in 2000 and has at the same time achieved significant enrollment growth. We remain committed to the goal of a 25% graduation rate before reaccredidation in 2008. EVCI's and Interboro's management, along with the communities Interboro serves and EVCI stockholders, believe that the rapid enrollment growth Interboro has experienced is testament to the fact that there is a great need in New York City and Yonkers to provide higher education to poor minorities who have been largely failed by the public schools.

There are indisputable realities about serving economically disadvantaged minorities that must be understood in order to make appropriate decisions regarding policies and procedures at Interboro. Approximately 50% of the students who start in the New York City public school system never graduate from high school. The federal ability-to-benefit test provides thousands of inner city minority students a chance to obtain a higher education. Raising admission standards at Interboro, beyond those of other urban colleges, including increasing minimum federal pass points on ability to benefit tests, would result in depriving a college education to a large section of New York City's and Yonkers' poor.

Raising admissions standards may improve persistence and graduation rates. A real issue is whether the three year rate is the fairest measuring standard for persistence to degree completion. Interboro students are fundamentally different from students at most traditional colleges and universities. Almost all Interboro students must begin with remedial courses. This reality means that Interboro students take longer to graduate because they must first pass remedial courses in reading, writing and mathematics before proceeding to credit bearing courses. Furthermore, many Interboro students face serious problems associated with inner city poverty which require them to stop out of school for some period of time before returning to their studies for an Associate Degree.

These are just two realities, of many realities, that Interboro students face which are not true for most students at traditional colleges. The use of comparative statistics of persistence and graduation rates for traditional two-year colleges, which serve predominantly non-minority students, as a basis for increasing Interboro's admissions standards, is not reasonable.

The Office of Research and Information Systems (ORIS) of the New York State Education Department has conducted correlation studies examining relations between graduation in two-year college programs based on high school grade point average and on race/ethnicity. Regarding the former, their studies found that for the entering cohort of 2001, students with a high school GPA of between 70 and 79 graduated within three years at an 18.8% rate, and those below 70 at an 11% rate. Most of Interboro's students left high school <u>before</u> graduation, with undistinguished records. The same office reports for the 2001 cohort that for black, non-Hispanic students, the three-year graduation rate in Associate Degree programs was 15.4%, and for Hispanic students, 15.7%. These

groups make up a large majority of Interboro's student body. The graduation rate for Interboro actually meets or exceeds statistical predictions for the students we serve.

The Chief Executive Officer and President of EVCI, along with the President of Interboro Institute, met with the Assistant Commissioner, Office of Quality Assurance and the Coordinator of the Office of College and University Evaluation of the New York State Education Department in June 2005 to discuss the goal of a 25% graduation rate over a three year period on or before reaccreditation in 2008. The Regents required Interboro to prepare a revised plan to assure a graduation rate of at least 25%. Interboro did provide such a plan in 2004. We stated then, and reaffirm now, that we have made great progress in improving Interboro's graduation rate since its acquisition by EVCI in 2000, and we are continuing to work towards achieving a 25% graduation rate before reaccreditation.

We believe that there may be a case Interboro could make to the Regents on the basis of "mitigating circumstances" that could lower the 25% graduation rate requirement, and/or set a 25% rate over a longer period of time. This consideration would center on Interboro's mission to serve economically disadvantaged minorities who do not have traditional patterns of persistence and graduation rates. We will seek guidance from the Department on approaching the Regents during our midpoint self study in 2006 to request a reconsideration of the expected 25% graduation rate in three years that was set for Interboro Institute.

While there may be a difference of opinion on appropriate admissions standards, we reaffirm that Interboro is absolutely committed to making significant material changes that are proposed in the SED draft reports to Interboro's academic, administrative and financial operations. We believe that many of the proposed changes by the SED will further strengthen the institution, which is in the best interest of our students. In this regard, our interests are the same and we intend to cooperate fully with the Department. We look forward to a meeting with the Assistant Commissioner, as soon as possible, after the submission of this document and before the Department issues its final report.

Management at Interboro and EVCI were very surprised by the extent of the negative findings in the draft document and the decision to deny Yonkers extension center status. There were two exhaustive reviews of Interboro in the last eight months in addition to other visits by Department staff. While we are aware that our liaison to the Department and coordinator for review teams does not have the final authority on SED determinations, his reports to the President of Interboro and senior management at exit interviews indicated on numerous occasions that Yonkers met the SED standard for an extension center. Furthermore, he indicated that the overall institution was in compliance with state laws, rules and regulations.

Our SED liaison set forth a number of areas where the college needed improvement, most notably in physical space, library holdings, student services, some admissions criteria and expressed concerned about the attainment of a 25% graduation rate before re-accreditation in 2008. He nevertheless re-affirmed Interboro's overall compliance. Interboro management has been working assiduously since the last SED team visit to

address adequately the concerns before any Department determinations are made. In fact, in conversations our SED liaison had with the President of Interboro just one week before the draft reports were sent to Interboro, he reaffirmed that his draft reports had recommended approval for Yonkers as an extension center. We relied on our SED liaison to accurately represent the Department's assessment of our institution.

Extension Centers

The term used by the New York State Education Department for instructional locations which exceed enrollment limits without formal state approval is "unauthorized extension center." It is our understanding, and it has been our experience, that when SED becomes aware of an unauthorized extension center, Department staff work with the college to bring the location into compliance, almost always by guiding the college on how to receive approval as an extension center. In fact this was the process when Interboro's Flushing and Washington Heights locations moved from site to extension center status. In those cases, as with Yonkers, Interboro was clear and open with the Department regarding its enrollment and reported the data as a matter of course on documents the college filed regularly.

As Yonkers began to grow, Interboro entered into discussions with our SED liaison regarding the status of Yonkers. Our liaison understood that we would file for extension center status for Yonkers once it moved from the school where it operated in temporary space in the evening to its permanent location. We had every reason to believe then, as we do now, that at that point Yonkers met the criteria for extension center approval.

While awaiting action on our application, (which was filed September 24, 2004), we continued to enroll students at Yonkers with the knowledge of the State Education Department. The President of Interboro explained to state officials in correspondence, and in conversations, that the economics of meeting the expectations for extension center approval require enrollments well over the site limit, and that Interboro hoped to secure approval for Yonkers as an extension center at the earliest possible time.

During meetings that Interboro executive management had in the summer of 2005 with the Assistant Commissioner, he agreed to our suggestion that we hold overall enrollment at Yonkers to no more than that of the spring 2005 semester, approximately 300 students, until the review process was complete.

We believe that "unauthorized extension centers" have not been infrequent in New York. The college has always been open about the facts regarding this site and has been working in close consultation with SED on regularizing Yonkers for over a year. Interboro has invested considerable resources to make sure the location meets and exceeds the minimum requirements for an extension center. Furthermore, Interboro has considerable community support in a city where the public school system has significant problems and the high school dropout rate is worse than that of New York City. As set forth earlier, SED staff have told the college on several occasions, including in formal exit interviews, that the location meets and exceeds the standards for an extension center.

RESPONSE TO ADMISSIONS REQUIREMENTS REVIEW

Alleged Irregularities

Management recognizes that the allegations made in the Admissions Requirements Review report are serious. Accordingly, management of EVCI shared the draft reports with its corporate Board of Directors. At a meeting on October 10, 2005 the Board of Directors immediately assigned its Audit Committee to conduct an independent investigation of the facts. EVCI's audit committee retained the law firm of Ritzert & Leyton, P.C. to commence an investigation of admissions procedures and practices at all Interboro locations. EVCI and Interboro's senior management are not involved in the independent investigation in order to preserve the integrity of the investigation.

Admissions Standards and Expectations

The draft report states:

EVCI Career Colleges...has established standards for admissions associates that include disciplinary action if admission quotas are not met. [Note – throughout this document excerpts from the SED draft reports are presented in italics]

This is a reference to a section in the union contract between Interboro Institute and some of its workers, including admissions associates. The actual language states, in part, "Senior and Junior Admissions Associates will be reviewed based upon the number of admissions (which are students who start and survive the purge) for which they "are directly responsible... For the Fall and Spring semesters, each Senior Admissions Associate is expected to produce 120 admissions... For the same two (2) semesters, each Junior Admissions Associate is expected to produce 75 admissions. In the event that 75% of the Senior and Junior Admissions Associates meet or exceed those goals, the remaining Admissions Associates may be subject to discipline." It is important to point out that:

- these are expectations, not quotas
- admissions staff compensation is not tied to these numbers
- it is normal practice at most, if not all, colleges to set expectations and to specify how many "starts" an admissions officer is expected to secure
- in practice, only one negative action has been taken against an employee based on these expectations.

Attachment 1 has further background on union and contractual matters.

Admissions goals are set each semester for the college. The goals are based on Interboro's mission and an assessment of realistic expectations for admissions counselors to reach those goals. For example, in the Fall 2004 semester there were approximately 2,400 starts. The admissions goal for the Fall 2005 semester was 2,600 starts or an 8.3% increase. In the Fall 2004, Interboro had 35 admissions personnel. In the Fall 2005, there

were 47 admissions personnel representing a 34% increase. We believe that Interboro clearly had more than enough admissions counselors to reach realistic goals without undue pressure on individual admissions personnel and without changing admissions standards. Nevertheless, in response to SED's expressed concern, Interboro has removed the language from the contract and will make admissions counselors aware of this change.

The Interboro Admissions Committee typically meets every week to analyze progress on leads, applications, prospective candidates taking the ability to benefit examination, financial aid, and academic advising, as well as bursar and registrarial functions. Admissions Committee members include the senior leadership of the academic, administrative, and financial operations of the college (more than 15 members). This committee works in a collaborative way to determine progress towards admissions goals. The Admissions Committee creates and coordinates strategies to achieve the goals. These strategies are always analyzed, and all participants are regularly reminded they can only be implemented, pursuant to appropriate policies and procedures of the college and the laws, rules and regulations of the New York State Education Department and the federal government.

EVCI Code of Ethics and Business Conduct Policies

The senior management at EVCI and Interboro Institute have always emphasized a corporate culture of honesty, transparency, and integrity. We attempt to lead by example and have great respect for our faculty, administration and staff. In practice, if any part of the college community is not meeting expectations, our management provides supportive assistance to reach our goals. College goals are always created consistent with our corporate culture of honesty and following all appropriate rules, regulations and policies. This we believe is demonstrated by the fact that Interboro's management has terminated very few employees at the college, and then only after full due process and fundamental fairness.

The General Counsel of EVCI created, and the EVCI Board of Directors approved and directed the implementation of Business Conduct Policies (Attachment 2) that have been distributed prior to the receipt of the SED Draft Reports by the Human Resources Department of the college to employees at Interboro, most recently on September 30, 2005. These policies center on honesty, integrity and doing the right thing rather than the expedient one. The recent distribution required each employee to acknowledge in writing that he or she had read and would comply with the Business Conduct Policy. Moreover, EVCI senior management and its General Counsel personally met with the admissions counselors this year in an effort to make sure that they understood what the Business Conduct Policies expect of them. In addition, the Chief Executive Officer and President of EVCI along with the President of Interboro Institute, on a regular basis, set the tone at the top by reminding administration, faculty and staff that honesty and integrity must always be our first priority and can never be compromised.

Graduation Rates and Challenges

...although this statement [the associate degree program can be completed in 16 months] is accurate, it must be noted that the two-year associate degree graduation rate at Interboro does not exceed 10 percent.

- State officials have acknowledged that the college in its written materials does advise students of impediments to completion in 16 months (such as beginning with some non-credit remedial work).
- We note widespread marketing materials from other colleges which present the least possible time in which a student can complete a degree (see Attachment 3).
- In response to the expressed concerns of SED, we have removed the mention of 16 months from our future printed materials.
- We will make sure that training of admissions personnel stresses explaining realistic time expectations for graduation to students.

Significant enrollment growth, and improving retention and graduation rates, are not mutually exclusive. We believe Interboro has demonstrated that the opposite is true. Since EVCI acquired Interboro Institute it has achieved rapid enrollment growth. At the same time, Interboro's graduation rate since 2000 has doubled from approximately 8.9% to 17.5% in three years and approximately 20% in four years. This is an accomplishment that required great effort on behalf of our faculty, administration and staff.

The Department sets forth in its findings that Interboro's first time enrollment increased nearly three fold between 2001 and 2004. The Department notes: "In the fall of 2004, 22% of all full-time students at all proprietary colleges were enrolled at Interboro." We are proud that our efforts are enabling many minority group members to pursue a college education.

The Department recognizes that many Interboro students lack family and community support. But our faculty would challenge the Department's assertion that many students lack motivation. The hungriest person is the one without food. Many of our students are highly motivated to escape poverty by securing a college education. Nevertheless, the level of motivation should be a factor in the admissions process. We plan to increase attention to motivation as a factor in our professional assessment of admissions persistence rates. We agree with the Department that many of our students initially appear to lack goal centeredness. But goal centeredness is extremely difficult for students coming from the destructiveness of poverty. Moreover, we believe that many traditional students also lack goal centeredness when admitted to colleges and universities.

The Department also notes in its findings that many Interboro students have more immediate and important responsibilities and obligations than persistence to a degree. For example, an African American female who is the single head of household with a child, has that child as her number one responsibility. Are we to say that she should not be admitted to Interboro and given the opportunity for achieving a college education

because she may have to miss some classes, and possibly fail some courses, if her child becomes sick and she does not have the support at home to help her? Getting a degree, which can dramatically change her life for the better, is the essential factor here, even if it should take her five years to graduate. Interboro students need intensive care and our management, faculty and staff are dedicated to that mission. A well thought out and balanced approach is required when contemplating Interboro's admissions requirements and processes.

Recognizing the special needs of our students, Interboro has placed increasing emphasis on providing a caring educational experience and the additional help needed to maintain progress and pursuit. The college believes that its faculty are particularly adept at working with students, and gaining their confidence and trust to assist them in the remediation and developmental process necessary for them to succeed at Interboro.

Interboro faculty, administration and staff work to establish professional, yet personal relationships with students. Interboro strives to set realistic goals for its students while maintaining academic integrity. Students generally receive a phone call from a faculty member or academic advisor if they miss class. Professors and advisors work with students to meet particular academic needs. Interboro offers a variety of support programs including intensive tutoring and internship programs. Staff refer students to outside day care agencies and social service agencies to help students meet personal challenges in order to stay in college. Attachment 4 further describes these services.

Income and social disadvantage absolutely influence graduate rates - independent of the quality of instruction. If we are to give economically disadvantaged individuals the educational opportunities they need to escape poverty, holding them to the traditional national and state standards is not reasonable. We believe that it is necessary to look at mitigating factors when making reasonable and balanced decisions regarding admissions practices and procedures.

The Department notes that the three year graduation rate for an associate degree was 27% in a 2005 national study of 313 open enrollment public, two-year colleges. New York's comparative rate is 25% for the fall 2001 cohort. What is not presented in the draft is a discussion of graduation rates for minority students. These statistics are addressed in a subsequent section of this report (see Response to the Compliance Review, Admissions Requirements Review).

Interboro notes that *the team found that student services are reasonably consistent among Interboro's four institutional facilities, regardless of standing as a main campus, extension center or extension site, based on review of data and on-site observation. Each campus has dedicated admissions, financial aid, registration, academic resource center, library and placement staff.*

We also note that the Department's report stated, *following admissions, the Institute made a number of efforts to promote persistence in enrollment and successful study." The Department notes, however, these services have not been sufficiently effective in assuring*

student persistence and academic containment. They do not appear to be sufficiently timely to prevent failure and attrition of significantly focused in integrated promoting and identifying allotment of successful students.

Interboro's retention efforts have been successful – again increasing from 8.9% to 17% in four years. This fact speaks for itself. Nevertheless, we agree with SED that Interboro can and should do more. These strategies will be set forth in this response to the draft reports and further outlined our Comprehensive Institutional Effectiveness Plan due February 1, 2006.

Proposed Determinations Although the SED document is a draft at this time, Interboro has made the following decisions in response to the five proposed determinations set forth in the Admissions Requirements Review:

1. *The New York State Education Department will not register additional programs at Interboro when the admissions requirements are passing an ability-to-benefit (ATB) exam until the Department is satisfied that the institution has effectively corrected its admission practices at all locations and implemented recommendations 2 and 3 listed below.*

Interboro will not seek approvals for any additional programs until SED has indicated compliance with this determination.

2. *Interboro Institute is directed to revise its admission procedures, providing detailed information and training to all admission representatives and to those individuals who are responsible for administering the CPAT or other admission examinations. These procedures must indicate the educational rationale for selecting a pass point on its selected ATB examination. The rationale must identify why such a pass point will help determine if prospective Interboro students will have the knowledge and skills to effectively undertake college level work. Identifying the minimum federal pass point for federal student financial aid will not be acceptable. The Institute is directed to provide this information for approval to the New York State Education Department within 30 days.*

Interboro agrees with the Department that it will enhance its professional assessment of each applicant's likelihood of persistence in study beyond passing federal ability-to-benefit test minimum pass points.

Interboro has hired, and is seeking to hire additional, expert consultants to determine what professional assessment mechanisms will most likely increase persistence and graduation rates. Interboro will collaborate with the Department before the Comprehensive Institutional Effectiveness Plan is due on February 1, 2006 to determine and set in place professional assessment mechanisms that measure each applicant's likelihood of persistence in study. In preparation for that collaboration we will analyze applicant support systems, resources, motivation and clarity in long term goals, among

other attributes in the professional literature, in helping to determine the most appropriate assessment admissions mechanisms at the college.

Interboro has reviewed instruments approved by the US Secretary of Education for ability-to-benefit purposes. Interboro believes that the CPAt is the most appropriate ability-to-benefit test for our student population. A description of the test, the process by which it was selected, and the pass points to be utilized is in Attachment 5. Interboro is aware that the CPAt is in use as an ATB test at a number of other colleges in New York. Those colleges overwhelmingly use the minimum pass points approved by the US Secretary of Education.

We note that Interboro is being held to a higher and different standard than prevailing practice. Nevertheless, the college will comply with the Department's draft determination. Our analysis to date finds that scores in Reading correlate best with academic outcomes for Interboro students. Accordingly, **Interboro will increase the minimum pass point on the Reading section of the CPAt examination.**

3. *In order for the Department to continue the registration of programs at all Interboro locations that allow for admission by the passage of an ability-to-benefit (ATB) examination, Interboro must cease administering any ATB examination. Interboro must contract with an independent agency, acceptable to the New York State Education Department, to administer this examination*

Interboro agrees with the Department. Interboro has contracted with TestQuest Inc., an independent testing agency, to conduct the ability-to-benefit testing, and its placement tests, at all its locations. To assure integrity of test results, TestQuest will utilize procedures including automated scoring and random quality control audits. Attachment 6 is a copy of the contract and information about the company. The testing will begin once SED indicates its approval.

Interboro asks for this decision before November 21, 2005 as we have had student applicants waiting to take the test since October 7, 2005. Appropriate lead time is needed to have a timely and orderly registration process for the Spring 2006 semester.

Interboro will further train and professionalize its admissions staff to implement a more selective admissions process with respect to likely persistence and attainment consistent with recommendations from outside expert consultants and the professional literature.

4. *Interboro Institute is directed to cease expansion until such time that the Department affirms that its admission requirements are in compliance with Part 52 of the Commissioner's Regulations.*

Interboro agrees not to open new instructional locations, and to keep its overall enrollment at no more than its current Fall 2005 total (approximately 4,500 students), until SED has indicated that its admission requirements are in compliance with Part 52 of the Commissioner's Regulations.

5. *Interboro's application for an extension center in Yonkers is denied; therefore, Interboro must cease all enrollment at Yonkers until such time that it is operating within the regulatory limitations for an extension site.*

Interboro applied for Extension Center status for its Yonkers site in September 2004. We believe that by internal and external measures, the location meets the criteria for an extension center applied by the State Education Department.

As set forth earlier in this document, the SED liaison stated and reaffirmed on numerous occasions (including at exit interviews after two review teams had visited this year on March 30-31 and May 3-5) that Yonkers met the standards for an extension center and furthermore, that the college as a whole was in compliance with standards.

Interboro's Yonkers site is located in the center of a city struggling with a large minority population trying to escape poverty. There is a great need in the Getty Square section of downtown Yonkers for minorities to secure a college education. Our enrollment growth is testament to this fact.

Interboro has been greeted with open arms by the minority community in Yonkers including a cross section of political and religious leaders. Interboro wants to continue our mission and vision of providing higher education opportunities to the city.

Interboro has recently acquired additional space for its Yonkers location. Its dedicated faculty and full array of academic and administrative services represent an avenue of hope in an economically depressed community.

Denying Yonkers extension center status would make it more difficult to retain our existing students and improve our persistence and graduation rates. The Yonkers site requires a strong commitment from Interboro in order to be successful.

Denying Yonkers extension center approval will create human hardship and will be a challenge to the city's economy. At reduced enrollment levels, the college would have to sharply cut its Yonkers payroll of $1.5 million, by more than $1 million. Many of our employees are from Yonkers and surrounding communities.

Denying Yonkers extension center status will be a financial setback for the college. The college has committed to long term leases on two buildings for academic, student support, teaching and administrative operations. The Yonkers site would be a significant drain on total college resources if enrollment reduction through attrition went into effect. Enrollment reduction would make it more difficult for the college to finance many of the changes agreed to in this document.

As stated earlier, Interboro's management believes that Yonkers meets the standard for an extension center. Indeed, Interboro has made many of the changes suggested by our SED liaison and visiting team members to make sure Yonkers met all requirements for

extension center approval. Nevertheless, if the Department still believes that the college as a whole requires improvement before approving Yonkers as an extension center, we are requesting that a decision be deferred until Interboro's Institutional Effectiveness Plan is evaluated by the Department.

The college has committed to a no-growth policy of serving no more than the current Fall enrollment at Yonkers. The SED draft report confirms that the Yonkers facility is "adequate in scope, condition and services to support the current level of enrollment." Moreover, the SED draft report noted Interboro's "extensive commitment to strengthen student retention through advisor and faculty follow-up and other services." Interboro is confident that, in full consultation with the Department, the changes proposed in this document will strengthen the college as a whole.

Interboro therefore requests the Department to reconsider the decision in its draft report to deny Yonkers extension center status.

RESPONSE TO THE COMPLIANCE REVIEW

Admissions Requirements

The draft report begins this section with the language of Part 52 of the Commissioner's Regulations pertaining to admissions. Included is the following:

The admission of students shall be determined through an orderly process using published criteria, which shall be uniformly applied. Among other considerations, the admissions process shall encourage the increased participation in collegiate programs at all levels of persons from groups historically underrepresented in such programs.

Interboro's student population is one of the most historically underrepresented populations in the State of New York. Approximately 85% of our students are African American and Hispanic minorities, most of whom are women, who have not graduated from high school or do not have a GED diploma. Interboro's mission encourages the increased participation of such underrepresented students in college programs, as specifically set forth in the Commissioner's Regulations.

In its most recent Data Feedback Report to Interboro, the National Center for Education Statistics compares Interboro to a group of 29 similar institutions in New York, New Jersey and Pennsylvania, based on institutional characteristics. Interboro's student body ratios show approximately four times the number of black students, and seven times the number of Hispanic students, as the median of the comparison group. In 2003-4, Interboro awarded three times as many associate degrees as the comparison group median (see Attachment 7). The college is making a substantial contribution towards the Regents goal.

The actual distribution of Interboro students by ethnicity is currently:

Hispanic 42%
African American 41%
Asian 2%
All other 15%

It is unfortunately true in New York City and its surroundings, including communities such as Yonkers, that ethnicity is highly correlated with lower levels of income and academic preparation and performance. Those colleges like Interboro which choose to concentrate particularly on groups traditionally underrepresented in higher education, and thus to further an important stated goal of the Regents, will always be contending with certain characteristics of this group of learners which make it more difficult for them to succeed in a higher education environment. This should, however, never be used as a reason to deny these students the opportunity to attempt a college education, or colleges the challenge of serving economically disadvantaged students. Interboro absolutely

believes that judgments about its admissions procedures and the success of its students should always be made in this context.

Interboro has a social mission and a moral obligation to help as many economically disadvantaged minorities as possible secure a college education. Interboro's vision and mission is to make a significant contribution to the poor in securing a college education in New York City and Yonkers.

Discussion of Findings

From the Findings, *The Institute reports that 94 percent of its students lack a high school diploma or GED and are admitted on an "ability-to-benefit" basis. Many students admitted to Interboro appear to lack the family and community support, resources, and/or the motivation, organizational skills or goal centeredness needed for persistence and success in college, based on the team's review of persistence data, class attendance data, admissions data, student performance in courses, and on-site observations. Most students report very limited incomes; on average, TAP and Pell grants cover over 80 percent of their tuition costs. Many also have more immediate and imperative responsibilities and obligations than persistence to degree.*

This is essentially a description of the urban poor. It closely parallels findings from a major study of college students listing risk factors for non-degree completion as:

- Time out between leaving high school and starting college
- Not having a regular high school diploma
- Having children
- Being a single parent
- Being financially independent of parents
- Working fulltime while enrolled

(National Center for Education Statistics. U.S. Department of Education Institute of Education Sciences NCES2003-152, Descriptive Summary of 1995-1996 Beginning Postsecondary Students: Six Years Later)

It surely cannot be the thrust of the findings that because of these characteristics higher education opportunities should be denied to this enormous group of our citizens. It does indicate that considerations of their success rates need to be examined pursuant to their realities.

There also is a self-assessment form for applicants; however, based on team sampling of student records, its impact on admissions decisions seems limited.

Interboro's self-assessment form asks students to respond to a series of questions having to do with college readiness. The "assessment" is received by admissions staff who consider the answers given along with the student's admission interview. SED's liaison to Interboro commented favorably on the form and its use, noting the existence in students' files of the form on his last visit to an Interboro campus. The draft report itself

notes approximately 10% of otherwise eligible applicants were denied admissions; these decisions take into account the "self-assessment" form. Nevertheless, as part of its reconsideration of all admissions procedures, **Interboro intends to have the form evaluated by outside experts and to make improvements** as soon as possible.

The team noted that the minimum pass scores on the CPAt indicated sub-collegiate skill levels and placement in remedial, not college-level or credit-bearing coursework.

Federal ability-to-benefit tests are not intended to be a placement instrument for putting students into credit-bearing work. Their use is to determine if the student, once in college, has a reasonable chance to succeed, whether the student begins in remedial work or not. They are normed on large numbers of students and do not take into account non-academic factors.

At the two-year associate degree level, enormous numbers of American college students begin with remedial work. Thirty-seven states responding to a national survey estimated that of students entering community colleges (the most similar national baseline to Interboro's characteristics), 79% need remediation (Education Commission of the States, State Policies on Community College Remedial Education).

A substantial number of Interboro's first semester students (35 in a sample of 100 in the fall 2003 entering cohort) drop out within or immediately following their first term.

The progression of students through their course of study is not an unbroken sequence for disadvantaged students. Their typical academic career is marked by frequent stopping in and out of school as finances and circumstances dictate. While it is true that a certain number of first-time students do not return, and this is an area where the college intends to improve, not all those who leave are lost.

For context, the team noted that the average three-year completion rate for an associate degree was 27 percent in a 2005 national study of 313 open-enrollment public, two-year colleges (American College Testing Service). New York's statewide three-year associate degree completion rate from the same institution is 25 percent (fall 2001 entering cohort).

Average national rates are not the most appropriate basis for comparison with Interboro. While the colleges may be open admissions, they for the most part are not taking in large numbers of inner-city minorities, or students who do not have the high school credential.

Below are three-year graduation rates, as reported by the State Education Department, for colleges with student populations roughly similar socio-economically to Interboro's.

College	Three-year Graduation Rate (%)
Hostos CC	7.7
Bronx CC	8.5
Borough of Manhattan CC	10.5
Erie CC, City Campus	13.6

Queensboro CC	13.7
Westchester CC	13.8
LaGuardia CC	15.1
Kingsboro CC	20.4

Under Interboro's satisfactory progress standard, a student at the end of the first term must have earned only three credits and have a 0.5 GPA. By the end of the second semester, the student must have nine credits and a 0.75 GPA. By the end of the third semester the student needs 18 credits and a 1.3 GPA. Hence as the team observed, many poorly performing students, unlikely to complete, are classified as making satisfactory progress.

The college's academic progress standards have been modified for the Fall 2005 semester. The current chart most closely corresponding to the discussion is below. In both cases, the academic expectations were tailored to actual students' progress through the college, recognizing that many students begin slowly and often with remedial work but improve as they go on. These charts are compatible with standards published by the New York State Higher Education Services Corporation. It is inaccurate to state that students classified as making satisfactory academic progress were unlikely to succeed.

Total Semester Hours Attempted	Cumulative GPA
1 - 16	0.50
17 - 26	0.75
27 - 37	1.30
38 - 47	1.70
48 and above	1.90
Required for graduation	2.00

Concerns to Be Addressed

(1) Raising of minimum performance standards in admissions and placement tests.

Attachment 5 includes an analysis comparing performance of admitted students with scores on parts of the CPAt test. Based on these results **the college plans to raise the pass points** by 2 for Reading. We believe this should yield a measurable increase in student success.

There is not a discernable correlation between Mathematics or Language scores and subsequent GPA. Since implementing new instructional approaches and retraining the mathematics faculty, we have for the past two terms been obtaining upwards of 90% pass rates on developmental mathematics final examinations, an enormous recent improvement for Interboro. The pass-out competencies for developmental mathematics are objective and quite rigorous. Accordingly, there is no rationale for changing the math pass points at

this time. Developmental English courses also have department-wide, objective and sound rubrics defining exit competencies and these will remain in place.

These results suggest that the most important skill for predicting college survival for Interboro students is reading strength, to which all other academic endeavors are tied. After one term we will assess this hypothesis and make any necessary adjustments.

> *(2) Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students.*

Interboro agrees with the Department. The college will further enhance professional assessment beyond passing the ability to benefit test minimums. Specifically, Interboro will strengthen its admissions assessment criteria, with the help of outside professional experts, in order to improve persistence and graduation rates. Moreover, as indicated above, the college will increase the minimum scoring for passing the Reading section of the ability to benefit test.

Professional outside consultants will work with Interboro's management to determine assessment strategies consistent with Interboro's vision and mission. The research of the professional literature will help us determine how best to create admission assessment strategies. We will carefully analyze applicant support systems, resources, motivation, and clarity of long term goals and other attributes of persistence for economically disadvantaged minority students. Interboro has aggressively initiated this project and plans to incorporate new admission assessment criteria as soon as possible.

> *(3) Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.*

Interboro agrees with the Department. While admissions personnel already undergo regular training (see Attachment 8), Interboro will further train and professionalize its admissions personnel in order to implement a more selective admission process with respect to likely persistence and attainment, consistent with the demonstrated effective practices. Again, Interboro will retain outside experts to assist the college in training and implementation of revised admissions policies.

> *(4) Use of student persistence and academic attainment following admissions as an admissions staff performance measure.*

Interboro agrees with the Department. Interboro will create a new admissions staff performance measure which specifically holds admission counselors and their supervisors accountable for persistence and academic attainment. Admissions counselors and

supervisors will be measured by the percentage of students they admit that persist into the second semester and overall graduation rate. Persistence rate goals will be determined after receiving recommendations from outside expert consultants and a review of the professional literature.

> *(5) Replacement of the CPAt, which was designed for students seeking short-term programs of study in occupational specializations and which does not rise to a college level of reading, with a Federally approved ability-to-benefit test that is appropriate to assess college-level skills.*

The U.S. Secretary of Education in the list of approved "Ability to Benefit" tests as published in the Federal Register pursuant to the Higher Education Act section 484(d) and implementing regulations in 34 CFR Part 668, Subpart J, does not differentiate among these tests in terms of their appropriateness to judge a student's ability to benefit from postsecondary education. SED practice has been to recognize students passing any of these tests as eligible to be properly matriculated for college study.

The validity of the CPAt test to establish ability to benefit from college was confirmed by American College Testing in a report to the US Department of Education. The ACT web site describes the test as assessing the skills of students "planning to attend career schools and colleges." Overall, the test had a rate of between 65 and 80 percent in predicting student success.

Interboro believes the CPAt is the appropriate ability to benefit test for its population.

The following list, while not exhaustive, is a list of colleges in New York State we have been able to identify to date which use the CPAt for ability-to-benefit admissions purposes. In most cases the pass points used are the minimums specified in federal language.

- Monroe College
- Mercy College
- Touro College
- Bryant and Stratton Institute
- The College of Westchester
- Technical Career Institutes
- Rochester Business Institute
- Business Informatics Center
- Taylor Business Institute
- Globe Business Institute

Some of the above colleges have lower published graduation rates for the Fall 2001 cohort than Interboro's Fall 2001 cohort graduation rate set forth in the SED draft report.

(6) Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process.

We agree. Based on recommendations from SED staff during past visits, Interboro last year began supplementing information it had about prospective students (from the application, including essay answers, and personal interviews) with an Interview Record and Assessment Form the applicants complete with questions (which were developed in consultation with the faculty) about clarity of goals and practical arrangements for attending college. The form has been helpful and is used in developing denial decisions. A more rigorous format for the document is in the process of development using recommendations from expert outside consultants.

(7) Elimination of late enrollment of any applicants determined to need remedial or other special instructional support. And
(8) Curtailment of the late enrollment window for all students to one week.

The nature of our students, and particularly the unpredictability in their lives, means that allowance must be made for the student who misses the opening of class by a few days. At the same time, the college understands its obligation to provide students the maximum opportunity to succeed. It is noted that the following colleges which serve ability-to-benefit students have the following policies on late enrollment, with no differentiations for special students:

College	Late Enrollment
Monroe College	One-two weeks
Touro College	Two weeks
Bryant and Stratton	One week
Mercy College	One week
Rochester Business Inst	One week
College of Westchester	One week

Interboro will limit late enrollment to a maximum of one week effective with the Spring 2006 semester. Any student, whether remedial or not, who enrolls in the one week late period will become part of a special tracking group assigned to one of our Retention Specialists, who will interact directly with the student to make sure work is made up and if necessary intercede with faculty on the student's behalf.

Most freshmen are programmed in blocks, so that they can form support groups and affiliations which the research clearly shows helps to improve retention. Logistics permitting, students registering during the first week will be programmed into special blocks so that they are all starting at about the same time and instructors can provide the work they need to get through the curriculum successfully.

Exceptions to these policies will only be approved by the President, in extremely limited cases, and upon the recommendation of the Department Chair, the Vice President for Academic Affairs, and the Executive Vice President.

(9) *Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs. And*

(10) *Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.*

The educational opportunity program model in New York State is extremely expensive. Virtually no colleges have replicated all the components of the model absent special funding, nor can they. It should also be noted that a special provision in law gives students in these programs one more academic year of TAP entitlement than other students.

Given these realities, it is incumbent on Interboro and all colleges serving the disadvantaged to replicate best practices, within practical limits. For instance, like the opportunity programs, Interboro provides free tutoring in every course for every student who needs it, days, nights and weekends. Students are carefully tested and placed in courses at an academic level which gives them the maximum chance for a positive outcome. Class sizes are kept small and close relationships with faculty encouraged.

In addition, the college is, for the Spring 2006 semester:

• **Implementing a special four-week prefreshman study option** for incoming students whose profiles indicate a need for academic reinforcement. Concentrating on study skills and habits, goals clarification, and basic verbal and math skills, these free course sequences will be offered day and night for as many sections as are needed. A strong evaluation component is being built into this effort to learn from experience and improve what will be a pilot.

• **Increasing the number of academic advisors,** who are somewhat the equivalent of opportunity program counselors, from 13 now to 16, for an average caseload of 280 students. This is a reasonable increase and it is equivalent to the ratios at most colleges in the state serving similar populations outside of the opportunity programs.

• **In addition, the college will establish Counseling Centers at each location,** staffed by a total of four full time and four part time social workers to provide personal counseling and case management for our students. This new student centered approach will shift the responsibility for students with significant needs from the academic advisors to trained professional personal counselors.. The impact on retention should be immediate as the students will be able to identify and resolve the issues impacting their academic achievement.

11) Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests.

Attendance is a challenge for any college which is comprised primarily of commuter students with limited financial resources and family and work responsibilities. Interboro has an extensive system for monitoring and encouraging attendance. Faculty are charged with calling students who miss class, starting in the first week and continuing throughout the semester. Every starting cohort is assigned to a retention specialist, who tracks all the students in the cohort through daily attendance records and writes or calls as needed. Academic advisors work from an assigned caseload and each is responsible for staying in touch with students and reaching out to offer encouragement, advice and assistance to those showing a pattern of absence. A series of letters from administrators and faculty throughout the semester targets students in danger of negative academic and financial consequences because of absenteeism.

The state and federal financial aid systems have specific protocols with regards to student attendance. College financial aid, in the form of grants and loans, essentially follows the lead of the government programs.

With regards to linking attendance to continuing enrollment, the faculty have worked diligently in establishing rubrics to define student academic success. In the end, it is a student's ability to meet set academic standards which is the measure of college work achievement. Meeting the standards is what allows a student to continue at a college. Provided students can demonstrate a required level of knowledge in their subjects, the college is reluctant to impose sanctions based on attendance. Faculty and staff are sensitive to the fact that students faced with all the problems endemic to poverty may miss more classes than traditional students. All personnel at Interboro understand the importance of working to inculcate in students an understanding of the important link between attendance and their success chances.

(12) Implementation of more than one level of remedial/developmental work.

With a different admissions protocol in terms of testing for skills and interviewing/screening for motivation and maturity, there is less of a need for this strategy. Nevertheless, this Spring semester **the English Department will pilot a model for remedial English classes which utilizes more instructional time** in some sections – four hours per week instead of three – with an attempt to block into those sections students who appear to have the greatest need for skills development. We will be guided by the results of the pilot in considering whether to expand the idea. This will be elaborated on in the February Institutional Effectiveness Plan.

FACULTY

Findings

...in mathematics, among the dozen course sections reviewed by the team one or two instructors appeared to have insufficient academic backgrounds for college-level instruction.

Section 52.2 (B) (1) of NYSED regulations, cited in the Compliance Review, states: *All members of the faculty shall have demonstrated by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential their competence to offer the courses ... which are assigned to them.*

All mathematics faculty hired since January 1, 2005 have a degree in mathematics. There is one case, however, of a full-time faculty member who has a doctorate in Dentistry. This individual has also completed courses in an MBA program. The instructor was hired over four years ago (April, 2001). Protocols have since been revised so that only instructors with mathematics degrees or with degrees with heavy math components are now hired for mathematics courses.

Since this instructor has clear knowledge in mathematics at the college level, is very effective as a teacher, and student and Chair's reviews have been fine, we believe his continued employment is appropriate and justified. This is particularly true since Interboro courses in mathematics are at an introductory college level. Nevertheless, if the Education Department feels strongly the instructor should be terminated, Interboro will do so.

Documentation of expertise and current proficiency, however, often was not satisfactorily recorded in faculty folders at the time of the visit in March, 2005. Transcripts and evaluations were often absent from folders

Academic personnel files were at the time of the visit under the auspices of Human Resources. The files have since been moved to Academic Affairs which is directly responsible for faculty. An independent consultant audited the academic files on October 18, 2005. In a random file examination, only one was deficient in missing a transcript. All the others were complete and some included multiple evaluations by both peers and students. Every file is being reviewed for completeness.

...the team noted use of a "generalist" approach in some instances. For example, one faculty member was assigned to teach microeconomics, sociology, psychology and biology in the summer of 2005 session.

In this particular case the instructor was qualified under Section 52.2 (B) (1) to teach sociology, psychology and biology. The microeconomics instructor had left in the middle of the term and this instructor agreed to take on the remainder of the classes with help and oversight from the Chair. These occurrences happen at every college. Interboro

does agree that faculty should teach in their areas of expertise and will strive to adhere to this goal.

Teaching overloads were common in the summer 2005. In a number of instances faculty were teaching well beyond the normal load of 18 credits (six sections).

Interboro is solely a teaching institution. Faculty are not expected to be engaged in research and publication as part of their assignments but to devote themselves fully to quality instruction. It is not unreasonable to expect an instructor at Interboro to teach six courses and still be effective in terms of grading papers, conferring with students, and committee and other governance work.

Examination of assignments of 64 faculty teaching in the summer of 2005 (Table 4) showed that 31 had teaching loads in excess of the normal load. Eleven persons in this group taught nine to 12 separate sections each.

Distribution of Faculty Course Loads
(Summer 2005)- SED Sample

Number of Course Sections Assigned	Number of Faculty in Each Category
12	1
11	2
10	2
9	6
8	7
7	13
6	7
5	5
4	1
3	9
2	7
1	4

The college has run a complete distribution of course assignments for Summer 2005, as displayed below. The average load over all the faculty was seven courses, or one overload. Some faculty were pressed into service and agreed to take on extra sections when scheduled faculty suddenly became unavailable at the start of the semester. Interboro's examination of faculty assignments for the Summer of 2005 indicates that there were no faculty teaching 11 or 12 sections. The difference between the two tabulations appears to be traceable to the SED staff counting a particular course (Freshman Seminar)which only meets once per week for one hour and which equates to one-third of a full three-hour course.

The Department considers a maximum load of 15 credits per term to constitute good practice.

As stated above, Interboro faculty are able to perform effectively in all their expected roles with the current 18-hour base expectation, which was reduced from a 21 hour base a few years ago. The notion of good practice must be understood to vary with environment. At four-year colleges and beyond, where research is considered one of the expectations for faculty, 15 hours is the norm. But Interboro is not a liberal arts four year college. It is a teaching institution at the two-year level. While comparative statistics are difficult to gather, as they are not in the public record, our own faculty report from collegial connections or personal experiences that at other local colleges, the teaching load is greater than that at Interboro.

The statement, "overextensions of faculty in teaching assignments and load may contribute significantly to the poor retention and performance of Interboro's students," does not in the opinion of the college apply to faculty teaching regular loads. The Institute is however concerned about excessive overloads, which can indeed hinder effective faculty performance.

Currently faculty are permitted to teach up to three overloads in a semester, particularly if no additional preparations are required. **The policy has been changed to no more than two overloads, and no more than three preparations,** effective Spring 2006.

Although Interboro pays salaries comparable to peer institutions, the high cost of living in the New York metropolitan area compels many faculty to teach overloads. The college is aware that when overloads are reduced some if its faculty may seek to teach as adjuncts in other colleges while they hold full time positions at Interboro. The February report will examine this in greater detail including what, if any, financial strategies might be necessary to keep faculty from becoming overextended.

Concerns to Be Addressed

Improvement of quality assurance in instruction by satisfactorily documenting faculty expertise and periodic assessment of teaching effectiveness, as required in CR 52.2(b)(6). It must accomplish this prior to any Department approvals of an additional location as an extension center or branch campus.

- Supervision of faculty files has been changed from Human Resources to Academic Affairs, and the process of fully completing them is well advanced.

- **Interboro is establishing an electronic database** to provide a systematic check on the status of all current files and of future files. It will contain the names of the faculty, required documents, dates of evaluations, etc. New hires will be added to the database as soon as they are on board. A staff person in the Academic Affairs Office has been assigned to oversee the project. Once the

database is established, the assigned staff person will take responsibility for periodically monitoring the status of all files and following up when necessary.

Also, **Systematic monitoring by senior administration will be established** along similar lines as above, using either the same spreadsheet or a separate one, just for peer and student evaluations.

We recognize that a database about peer and student evaluations is only fully effective if regularly reviewed. Each Assistant Vice President for Academic Affairs will build into their schedule set dates (midpoint of the semester and end of the semester) at which times they will comprehensively check the status of evaluations for the programs under their auspices to see if files are incomplete for either faculty or student evaluations and, if such is the case, take appropriate action.

Assurance that Interboro adheres to its own guidelines for field-specific advanced training and expertise in teaching assignments.

As was noted in the findings, in the vast majority of cases Interboro adheres to its policies in these areas. We have asked the Office of Compliance to add regular checks of faculty files for compliance with these policies each semester.

Assurance that teaching loads are conducive to strong student attainment, and consistent with the range of responsibilities of faculty.

With strong and consistent enforcement of the three preparations rule and the new limit on overloads, **the college is positioned to make sure this expectation is satisfied.** Both curriculum development and student assessment functions will benefit from the changed policy. Because of probable coming union negotiations relating to faculty, some arrangements may change further, but senior management will make sure that policies will be consistent with the thrust of the recommendation.

Adequacy to Support Programs and Services

Interboro reported the following instructional staff for 2003 and 2004:

	2003	2004
Full-time instructors	32	42
Part-time instructors	76	150

...On paper, there is a sufficient core of full-time and continuing faculty (over 40 persons and over 25 percent of the teaching staff) to provide continuity and stability at the institutional level and, generally, at the facility level. At the program level, however, the sufficiency, in number and in practice, of the core group engaged in academic

governance and management of quality assurance is uneven and in some cases inadequate...

Interboro employs substantial numbers of part-time faculty, i.e., those teaching fewer than 18 credits in a term. This group increased by 90 percent between 2003 and 2004, while full-time faculty increased by 30 percent. While some adjuncts evolve into full-time faculty, there is high turnover in this group (50 percent in a recent year). A limited core of full-time faculty (within the group that has an 18 credit hour or more course load) is thus responsible for quality assurance in instruction, advising and other responsibilities for the rapidly expanding number of students.

An updated table of faculty for Fall 2005, by department, follows.

FALL, 2005

Department	Full-Time	Adjunct	% Full-Time	% Adjunct
Business Admin	7	17	29%	71%
Computer Tech	7	12	37%	63%
Humanities	18	32	36%	64%
Law	8	11	42%	58%
Math	11	25	30.5%	69,5%
Office Tech	5	14	26%	74%
OPT	3	5	37.5%	62.5%
Security Mgmt	1	3	25%	75%
Soc& Nat. Sci	8	19	29.5%	70.5%
TOTAL	68	138	33%	67%

While there are variations from program to program in the full-time/part time faculty ratios, as is true in most colleges, in no case is the proportion of full-time faculty less than 25%, and for the college as a whole it is about one-third. We are comfortable that these ratios compare favorably with many other colleges in New York State, particularly proprietary colleges.

Interboro employs substantial numbers of part-time faculty, i.e., those teaching fewer than 18 credits in a term. This group increased by 90 percent between 2003 and 2004, while full-time faculty increased by 30 percent. .. the core group of multi-tasked full-time faculty is too thin and over-extended for rigorous quality assurance.

Following is the overall distribution of full and part time instructional staff over the past three years and planned for the Spring term 2006:

INSTRUCTIONAL STAFF

	2003	2004	2005	2006
FT instructors	32	42	68	79
PT instructors	76	150	138	129

The number of full-time faculty was increased by 31% in 2004 and 62% in 2005 and has more than doubled in the course of two years. While the number of part-time faculty did increase by over 90% from 2003 to 2004, it *decreased* by 8% from 2004 to 2005 and will decrease again in the Spring, even if there is no overall enrollment growth.

Looking at the two year period (2003 – 2005) as a whole, full-time faculty increased 112.5% and part-time faculty 82%, showing an increasing reliance on full-time faculty. Interboro is committed to hiring 11 new full-time instructors for the Spring 2006 semester.

Security Management has few or no full-time faculty and provision for sustained academic leadership and quality assurance is weak.

A full time appointment was made to this department in Spring 2005. Security Management is a small program, but is expected to increase in enrollment over the next few years as the Bureau of Labor Statistics projects a growth of 26% - 28% in the security field through 2008. The faculty consist of one well-qualified full-timer, and three adjunct instructors, which is a full-time/part-time ratio of 25%. **Projections are to hire an additional full-time instructor and two more adjuncts**, which would bring the full-time/part time ratio to 29%.

To provide quality assurance, the Security Management Program has set up an Advisory Board. Among its members are the vice president of a well-known security company who is a former NYPD chief; a security executive for a bank who is a former member of the F.B.I.; a security executive for CBS; a U.S. Customs and Border protection agent; and an investigator for a state agency. A student, an alumnus, and faculty members also serve on the well-rounded Advisory Board.

There does not appear to be a functioning Faculty Senate or comparable body to discuss committee recommendations, consider issues transcending individual committees, or endorse committee recommendations as coming from the faculty.

Much of the decision-making in the academic life of the college is accomplished at the department level, where standards, curriculum and teaching materials and methods are determined. The weekly meetings of the academic leadership, comprising the Academic Vice President, two Assistant Vice Presidents and their administrative staffs, the College Librarian, the Director of Learning Resources, and all the Department Chairs and Leads, handles all matters rising above the departmental and committee level. Its meetings have all been open.

Nevertheless, **effective immediately, the group has been renamed the Academic Council and its formal membership expanded to include full-time faculty.** Each department will elect one or two representatives, depending on size, and two at-large representatives will be appointed by the Academic Vice President. This Council has been charged to recommend ways to make sure its deliberations are transparent to the entire faculty and to consider whether a larger body should be constituted.

The team also was startled to discover that full-time faculty members lack knowledge about the terms and conditions of their employment other than an awareness that it was wholly "at-will." The team found it unacceptable that faculty, including long-time employees, had essentially the status of temp service workers despite a tradition of continuing appointment.

Interboro's full time faculty are informed of the terms and conditions of their employment during individual meetings. New faculty hires meet with their prospective chair. During that meeting the chair explains the obligations of the faculty members to the school and their pay rate. Full time faculty are advised to see Human Resources prior to their 90th day of employment where they are informed of benefits.

Of the 65 eligible full time faculty members 52 are availing themselves of our group health program, 42 are participating in the 401k program, and all are enrolled in our group life and long term disability programs. In addition, every faculty member received several letters this summer (and they will receive one annually in the future) similar to that which follows:

> Dear Faculty Member:
>
> This letter outlines how your current compensation is calculated.
>
> You are a fulltime member of the faculty. As such, you are expected to teach the equivalent of six three-semester-hour courses per term, our terms being Fall, Spring and Summer terms, unless other arrangements have been made. In addition to teaching, course preparation, and grading duties, you are expected to be available at least three hours per week for service, which includes hours when you are available to meet with students and committee work.
>
> Your annual compensation for these services is $---------. This sum is prorated over a 52-week year and paid biweekly. The college also pays certain fringe benefits to full-time faculty. For a complete explanation of your benefits please consult with the HR Department.
>
> You may be teaching overload courses in addition to your base. Overload compensation is calculated as follows: Annual salary/21 = your overload course rate. Overload salaries are paid during the term in which they are taught, in eight biweekly payments. However, generally no overload salaries are paid for the first one or two pay periods each semester, because of the fluid nature of the beginning of the term. Any difference is made up in subsequent paychecks.
>
> Salary adjustments, to take into account cost of living and performance factors, are normally made in the Fall term each year. If you have any further questions on these

matters, please feel free to consult with your Department Chair or other members of the academic administration.

As has been explained to you, Interboro is a non-tenure college. Instructional staff serve at the pleasure of the college. Regular evaluations are conducted to provide faculty feedback on their performance and whether it meets college expectations.

Sincerely,

Dear Faculty,

Attached is a copy of your draft schedule for Fall 2005, a memo from the payroll department and an academic calendar.

Please be mindful that full time faculty members are required to teach 18 contact hours per week per semester in addition to their 3 hours of weekly service to the college. For this, full time faculty are paid a base salary.

Course assignments over the 18 credit hour requirement are considered as overload and are paid on a per course rate. When available, full time faculty members may request up to 3 overload courses from their Chair. In an emergency, the Chair may assign additional overload only when approved by the Office of Academic Affairs and documented in the faculty member's personnel file.

Adjunct instructors are paid a per course rate and can be assigned up to 5 courses. In an emergency, the Chair may assign additional overload only when approved by the Office of Academic Affairs and documented in the faculty member's personnel file.

We strongly suggest that you contact your Chair to confirm this schedule. S/he can be reached at:

Mike Agnello (Law)	mikeag2001@yahoo.com
Mohammad Bajwa (Office Technologies)	mibajwa@hotmail.com
Jerry Kornbluth	jkornbluth@interboro.edu
Corazon Lacsamana (Accounting, Management)	cplacsamana@yahoo.com
Jill Maggs	jmaggs@interboro.edu
Muddasani Reddy (Computer Technology)	reddy_muddasani@hotmail.com
Sonal Sheth (Social/Natural Sciences)	ssheth_@hotmail.com
Jayne Weinberger	Jweinberger@interboro.edu

Sincerely,

When full-time faculty reach 90 days of employment, they meet with human resources, and are advised of Interboro's benefits and their eligibility date. The benefits are:

- Health insurance
- 401 K plan (the college matches 20% of contributions)
- Life/disability insurance
- Tuition remission

Regarding faculty contracts, we have been advised that a union has secured sufficient participation from our faculty to win an election. Interboro will recognize the union and, after a collective bargaining agreement is negotiated, **faculty will have job security and full knowledge of the terms and conditions of their employment.**

Concerns

Interboro must include, and show evidence of implementing, in its Comprehensive Institutional Effectiveness Plan, due February 1, 2006, a plan and timetable to strengthen the following requirements stated in Commissioner's Regulations under Faculty: sufficient full-time faculty to foster and maintain continuity and stability in academic programs and services; provision of time, opportunity and expectation of educational engagement and interventions with students, including advising and mentoring, conduct of quality assurance and other academic governance responsibilities, and engagement in professional development in their fields and as teachers. Measures should include, but not be restricted to:

Assurance that a core of full-time faculty exists for each registered program.

Please see previous discussion (page 25) and tables for assurance of a core of full time faculty for each registered program.

An increased number and percent of full-time faculty.

As indicated above, the college has steadily increased the number of full time faculty and has made commitments for 11 additional full time hires for Spring 2006, even with no additional enrollment growth. We believe that the internal standard we have set, of at least half of all courses being taught by full time instructors will compare very favorably with our peer colleges.

The previous discussion shows the trend to increasing full-time faculty over the past three years in number and percent. Additionally, the academic departments are being notified of permission to hire up to 11 additional full time faculty for Spring 2006, which will permit the college's target ratio to be preserved even in light of the new limits on overloads, assuming there is no overall growth in enrollment for the Spring. If there is growth, additional hires will be brought on to preserve the ratio.

At least annual and preferably multi-year contracts for full-time faculty. Adjustment of teaching schedules and contacts to provide time and opportunity for the full-time faculty to carry out the full range of their responsibilities, including closer adherence to a maximum 18 credit/term teaching load for full-time faculty, (and less for chairs and lead faculty), and provision of appropriate compensation for the conduct of other assigned faculty responsibilities.

Interboro's commitment to limiting overloads is discussed in previous sections. As indicated above, the college has steadily increased the number of full time faculty and has

made commitments for 11 additional full-time faculty for Spring 2006. Again, we believe the internal standard we have set of at least half of all courses being taught by full time instructors compares very favorably with our colleague colleges.

The college firmly believes that "other assigned faculty responsibilities" are intrinsic to the profession. These include committee assignments, departmental meetings and working with individual students. The college will follow traditional higher education practice in not providing extra compensation for such normal duties. With the new rules on maximum course loads, time for these tasks will be even less of an issue. We believe that Interboro's faculty salaries are similar to those of comparable institutions.

With regards to advising and mentoring, Interboro uses a professional advisor model as is the case at many other colleges. These professionals know the complexities of academic program requirements, financial aid rules, and the college's specialized computer information systems. They are also available in the key weeks before the start of each semester when faculty are sometimes unavailable. However, faculty do much informal advising, both in class and in student conferences, especially about career expectations and opportunities. There are also major days at every location every semester in which faculty from each program provide information about their fields.

The one program where there was a concern about a core of full-time faculty was Security Management. Security Management is the smallest major (10 sections Summer, 12 Fall). There is one full time Lead Instructor, who teaches on average half the classes (7/10 Summer, 5/12 Fall). The previous narrative (page 27) speaks to that issue and our current examination of this program in its entirety.

Evaluation, Professional Development, Professional Involvement

Findings

Periodic evaluation of faculty was not documented satisfactorily at the time files were reviewed. Faculty are not provided adequate time to broaden professional knowledge, prepare course materials, advise students and carry out their other academic governance responsibilities, based on their teaching loads.

These issues have been discussed previously (pages 23-25).

Resources

Library

Concerns

The most overwhelming need of Interboro's libraries is for attractive, well-lit facilities with sufficient space. Second is the need for appropriate technology. Many other problems (e.g., collection size, adequacy of library instruction) are at least partially the result of poor facilities and inadequate technology. Specific recommendations include:

The libraries must be housed in attractive, well-lit, physical space conducive to a learning environment. (The library at the Yonkers site is a pleasant space, although small.)

The libraries going forward are being guided by a Library Development Plan, some elements of which are reflected in responses below. The plan will be part of the February submittal of the Institutional Effectiveness Plan. At the main campus library, much needed space for this year's books is being created with the law library being housed at the Annex on Eighth Avenue.

Library facilities at all campuses will be assessed and growth planned for in accordance with best practices at comparable institutions, as outlined in ACRL's document: *Standards for Libraries in Higher Education (2004).*

In Washington Heights and Flushing, the library and ARC must have separate space. Sharing space, especially such small space, hampers the ability of both units to provide essential services.

The Academic Resource Center (ARC) and library in Washington Heights have been separated since the last state visit on May 3-5 2005. The ARC has moved into its own quarters on the first floor of the North building. The library now occupies the entire second floor of the facility. This new space includes a classroom which will house state-of-the-art technology for library instruction. Improvements in the main library area will include improved lighting, additional shelving, attractive furniture and additional computer workstations. The hallway area will be redesigned and furnished to serve as an informal sitting area, adding an overall sense of connectedness to the entire space. The effect has been nearly to double the available space for each service.

The ARC in Flushing is planned to be moved to the newly completed Annex for the start of the Spring 2006 term, resulting again in greatly increased space for both operations.

Additional PCs are needed at all locations, accordance with the ratio to be established by Interboro after studying best practices in institutions with comparable student populations.

Interboro will continue to study best practices in institutions with comparable student populations in order to establish a ratio of computer workstations that should be available in each library location. The results will be included in the completed Library Development Plan.

All locations need small group study rooms to accommodate groups of 3-6 students.

Such a room is available already in the Yonkers and Washington Heights libraries. A study room will become available in Flushing concurrent with the move of the ARC. A library study room is being constructed in the Main Campus Annex in

conjunction with the movement of the Law Library. Further consideration of this issue will be reflected in the Library Development Plan.

All locations need library instructional space that is separate from the reference and study areas.

With space at a premium library instruction is now conducted in the libraries themselves, as much as possible at times of low usage. Most of our peer college libraries do not have dedicated library instructional spaces. We will however research the matter further for the Library Development Plan.

To support information literacy, each library needs the technical capability of demonstrating research methods using databases and the World Wide Web. A minimal need is a front-of-the-room PC, dvd/vhs player, projector and screen.

We agree. This equipment is being ordered and will be ready by the start of the Spring 2006 term.

Access to data bases

Concerns

Interboro should investigate the use of a proxy server to authenticate student access to all databases. (Although Interboro notes that few students have computers at home, it is quite probable that some are using computers at public libraries. Off-campus access is needed.)

Interboro agrees with this recommendation and is acquiring the necessary hardware and software to implement the service by January 2006.

Periodicals

Concerns

As noted elsewhere, the physical space problem must be addressed. However, a formal review of the periodical collection also must be undertaken, using standard tools such as Magazines for Libraries and input from faculty.

The library's Web page provides a union list of the periodicals holdings and coverage dates. Each site librarian is responsible for periodicals selection and is expected to consult standard tools and consider requests from faculty.

Formal review of the periodicals collection is ongoing in the library. Attachment 9 is the college's core periodicals list which will guide acquisition of additional periodicals for the rest of this year. **Funds of $80,000 have been earmarked to strengthen the core periodicals collection at each library location.** All periodicals on the list will be available at each library except in cases of specialized journals covering majors only taught at only one location, such as ophthalmic dispensing.

Book Collection

Concerns

Although the libraries have a collection development policy, the librarians need to re-evaluate whether current library resources provide a collection that meets the needs of the curricula and other information needs of students, and make appropriate investments. Prior to the start of the fall 2006 term, the library at each campus must have on shelf a focused high quality print collection, including journals. The collection must support general education, skills development, and each curriculum offered in whole or part at the campus. The Institute should make collection development a priority, with a goal of at least five volumes per student and at least 5000 volumes related to Interboro's curricula at each campus and an expectation of continuous improvement.

Interboro is committed to continually upgrading its book collections and considers its collection development policy to be a primary tool in realizing this effort. The 2005 book budget for Washington Heights is more than triple the amount budgeted for the previous year, and the newly acquired space resulting from the separation of the library and ARC will be used to house the increased collection.

In addition to books that support curricula, each librarian collects in such areas as jobs/careers, English (literature, remedial, writing, etc.) and mathematics. Every effort is made to select books to support students' subject choices for assignments and papers. **The library will continue to expend efforts on building focused, high quality print collections at each library location.** To this end, Interboro will study best practices in institutions with comparable student populations and curricula in order to develop such a collection prior to the start of the Fall 2006 term.

Community Libraries

Concerns

Interboro should continue to encourage students to use public libraries, but these resources must supplement, not replace, Interboro's collections.

Interboro will continue to encourage students to use all library resources available to them, whether on campus or off. Interboro librarians understand that many of our students have not had sufficient or positive experiences with libraries in the past, and we accept our role of being the primary library source for them while they complete their degree programs. As noted by an evaluator, students often select the same topic areas for their papers (AIDS, homelessness, domestic violence, death/dying, and depression) with the result that many students are competing for a limited number of books. In addition, many of these books are the ones that need to be replaced on a regular basis because they have not been returned, or are returned late. This does not in any way relieve the library of the responsibility to provide adequate resources, but is offered as a possible reason why certain subject areas could have been perceived as lacking at the time of evaluation. One solution now instituted is that the library will order book replacements more regularly throughout the academic year. As stated above in response to concerns for our book collections, Interboro will continue to build its collections to serve its students adequately, while promoting the benefits to our students of becoming regular library users for life.

Library Staff

Concerns

Interboro must assure adequate staffing for institution-wide instruction in information literacy and sufficient scope to assure information literacy by all graduates.

As part of its analysis of standards and prevailing practices, the college will look at staffing patterns. The results will be reflected in the Library Development Plan. Meanwhile, a proposal to add an Instruction Librarian to the staff is under active consideration.

Information Literacy

Concerns

Librarians should continue to work with faculty to ensure that information literacy is embedded in the curriculum, not just words on a syllabus. More examples to this end should be developed as a resource.

In fall 2004, the library produced a guide for faculty, suggesting topics for library assignments for business, accounting, and economics. According to the Director of Libraries, this was well received. The library must continue such efforts with other disciplines.

Interboro should use in additional courses the Learning Outcomes Assessment Checklist that was first used with the Freshman Seminar in spring 2005, or a comparable instrument.

Continued work in information literacy will address the library-classroom link, expanded use of the Learning Outcomes Assessment Checklist, and involvement with faculty through workshops, department-level outreach and individual consultation. The Director of Libraries is heading **a review of syllabi with the goal of 100% inclusion of information literacy goals in a meaningful way**. The February Institutional Effectiveness Plan will report on progress to date and give a timetable for full implementation.

Financial Resources

Findings

The Institute has attained profitability principally through rapid enrollment growth.

As noted, tuition at Interboro is set at the level where a very poor student can meet tuition costs through a combination of state and federal grants. This is part of the business model of the college, which seeks to make higher education access available to disadvantaged students without the use of federally guaranteed loans. The college sees Title IV student loans as a strategy to be avoided whenever possible for non-traditional, disadvantaged students as they begin their college careers. A result of the model is that margins for any given student are quite small. The resources the college has already committed and will commit for improvements can only be generated through enrollment.

Interboro anticipates that its total fall 2005 enrollment will approximate 5,000 students.

Fall 2005 enrollment appears to be approximately 4500 students.

Enrollment expansion included growth at the Institute's Yonkers Extension Site, which now is significantly greater than is permitted under the Commissioner's Regulations. Interboro's has been notified of this violation. Approximately 300 students were enrolled in the spring of 2005 at Yonkers. Interboro is capping enrollment at Yonkers at this level pending further Department action.

Interboro has previously discussed Yonkers. As earlier noted, the capping of enrollment until the situation is clarified was agreed to with SED officials. Unauthorized extension centers are not infrequent in New York. Typically the Department works with institutions to bring them to a point where they meet standards for approval, which Interboro believed was the case with Yonkers. The location we believe meets and exceeds the standard.

Concerns

By February 1, 2006, Interboro must provide a Comprehensive Institutional Effectiveness Plan, with time-lines and benchmarks, which details one-time and continuing investments to strengthen the quality of facilities and academic services related to student persistence and high quality attainment. The plan must include ratios for key areas and functions related to strong student attainment and maintenance of the graduation rate required for institutional accreditation by the Regents. These ratios should be based on sound practices found in effective educational opportunity programs and institutions with at-risk student bodies, (i.e., those have substantially greater than expected student persistence and graduation rates), and in studies of successful practices. In addition to categories related to staffing ratios in the plan should include those related to continuous and effective engagement of students (such as, but not restricted to, class size, faculty and staff availability, periodic contacts, and faculty/staff consultations on student's progress). The plan also should address changes in policy related to student admission, persistence and attainment.

A Comprehensive Institutional Effectiveness Plan will be provided on time. Many of the items to be addressed have already been described in this response. The Plan will show how these various initiatives are interrelated in a broad context of student service and student achievement.

It will include the results of research on ratios of various kinds related to successful practices as applied to the Interboro context, with recommendations for action; changes in policies and practices in the areas of admissions and student achievement; and budgetary information on resources devoted to accomplishing the recommendations; and the identification of actions already underway and planned, with timetables. Each major initiative will include an evaluation component.

The Department will not approve any additional instructional locations, including Yonkers, as extension centers or branch campuses or review applications for additional programs until Interboro details plans, satisfactory to the Commissioner, and shows evidence of implementing them for investments in staffing and other resources and

concomitant changes in practices related to strengthened student persistence and high quality attainment, in the Comprehensive Institutional Effectiveness Plan, due February 1, 2006.

Interboro fully understands that there will be no approvals of any locations requiring such approvals, or of any new programs requiring SED approval, until the Department has indicated its satisfaction with the plans and evidence of implementation of those plans as outlined herein and in the Comprehensive Effectiveness Plan. Interboro believes that with collaboration with the Department it will satisfy the concerns while strengthening the college. Once the Plan has been conveyed, Interboro asks for responses in a timely way so that planning by students and the college can proceed in an orderly manner.

Facilities/Equipment Resources

Findings

Aware of the physical deficiencies in the Manhattan campuses, Interboro has made substantial commitments to lease additional spaces at both locations and improve their condition.

The college has recently added substantial capacity to all of its locations, partly in response to previous recommendations from state officials and site visitors. The chart below indicates the additional space which came on stream prior to the opening of Fall 2005 classes.

LOCATION	SQARE FEET PRIOR TO FALL 2005	SQUARE FEET IN FALL 2005	PERCENTAGE INCREASE
Main Campus	48,000	52,500	9.4%
Flushing	20,000	26,000	30%
Washington Heights	13,100	16,100	23%
Yonkers	12,000	23,000	91.7%
TOTAL	93,100	117,600	26.3%

The following is a brief summary of the new space Interboro has acquired since the past state visit.

Midtown Main Campus
One entire additional floor in the Annex: Classrooms, faculty offices, Law Library, developmental specialist offices, ARC (learning center) annex, academic advisors offices

Flushing Extension Center
Opening of permanent Annex: Computer labs, faculty offices, administrative offices, classrooms, library expansion, student lounge

Washington Heights Extension Center
Several new small annexes: Classrooms, library expansion, ARC expansion, faculty office, computer lab

Yonkers Site
Additional floor of Annex: library expansion, faculty offices, administrative offices, computer labs

Attachment 10 is a breakout by campus of expenditures, year to date, associated with adding capacity at the four locations. More than two million dollars has been spent this year in enhancing capacity for the educational programs.

Concerns
The Institute must detail, in its February 1, 2006, Comprehensive Institutional Effectiveness Plan how it will professionalize the learning environment at each instructional facility to be consistent with the Interboro's professional aspirations for students. This must include improvements in facility general appearance; air and temperature quality; and space and quality of condition for library, tutoring, academic and personal counseling, faculty and administrative offices, and lounge areas for students and staff. Changes in facilities must reflect professional opinion on best practices in educational opportunity programs and institutions with at-risk student bodies. The plan needs to include all customary college functions, including admissions, registrar, financial aid, tutoring and other academic support services, counseling, career development/placement, academic advising, institutional research, academic administrators (deans, chairs) and faculty, other administrators, library, bookstore, and other services. (Also see concerns to be addressed under Library.)

Since the last site visits **improvements have already been made**. Some of these were noted in an informal SED staff visit to Yonkers. Many are noted throughout this response. Nevertheless, there is still much to be done. The Institutional Effectiveness Plan will fully detail all of the items outlined above. Consultants will be used to advise the college on best space and facilities practices in the various functional areas. Included in the Plan will be accomplishments and improvements to date, additional steps to be taken, leases, floor plans, costs and timetables.

CURRICULUM
College Level and Integrity of Credit
Findings
All courses offered by Interboro for credit meet the requirement of Section 52.1(f).

Interboro notes that its policies and practices in this area were found to meet requirements in the SED draft report. In the end the award of academic credit is the currency of higher education.

... the team concluded that additional oversight and control is needed at Interboro. The team speculated that faculty leaders and senior faculty may be over-extended in

responsibilities, such as faculty evaluations or pre-review of examinations... The team also noted the difficulty of continuously and assessing substantial numbers of new faculty...

The current academic administrative structure of the college is headed by the Academic Vice President. This individual chairs one small department (Ophthalmic Dispensing), and directly supervises the Director of Libraries and the Assistant Vice Presidents. Two Assistant VP's each chair one department (Humanities and Mathematics) and supervise the rest of the Department Chairs between them; one also supervises the Academic Resource Centers. An Assistant Academic Dean coordinates academic activities at the three outlying campuses. Nine Lead Instructors assist the Department Chairs. Chairs are awarded released time equivalent to five courses per term, and Leads one.

Interboro agrees with the observation that our academic leadership may be overextended. Therefore, the following steps are being taken:

1. A new position, Director of Academic Administration, is being created. The Director will assume the responsibility of assuring the administration of faculty evaluations, both student and peer, faculty credentials collection and verification, and faculty files.
2. Lead Instructors will be reclassified as Assistant Chairs, more appropriate to their emerging roles, and will be tasked with additional responsibility for the training and mentoring of new faculty. Classroom observations of all faculty will be supplemented by looking more regularly at the nature of tests and assignments, student performance, and assessment practices. Their semester released time will be increased from one to two course equivalents.
3. To assure quality control and administrative follow-through at locations away from the Main Campus, a senior Vice President has been located in Flushing and assigned responsibility relating to daily academic functions at the center
4. A new position of Assistant Director has been created for Washington Heights, whose responsibilities will include academic oversight. Either a Chair or Assistant Chair will play a similar role in Yonkers while it stays at its current size.

Team members noted that students with whom they talked with were curious but uninformed about transfer and advanced study opportunities at other colleges.

A dedicated Transfer Counselor now specializes in assisting students interested in pursuing studies after graduation. The college has formal articulation agreements with several four-year colleges and is negotiating additional ones. Transfer Fairs are held several times per year at the various campuses, and individual colleges staff transfer tables at the college every month. All placement offices and bulletin boards include fliers and catalogues from colleges, especially those where Interboro students have had success in transferring and graduating, whether or not formal articulation agreements are in place.

Concerns

...the team noted high failure or near failure rates in several courses...The team speculated that, in some instances, these data may reflect not only student failure to meet course requirements and standards, but also ineffective faculty engagement of students in learning

and attainment, insufficient faculty development and training in teaching at-risk students... The team also noted that these examples of low grading may also illustrate faculty adherence to sound grading standards and avoidance of grade inflation.

Interboro works hard to help faculty teach effectively with an at-risk student population. An active Faculty Development Committee sponsors lectures, workshops and seminars at many times over the academic year, which are characterized by high attendance and a great deal of interactive discussion. In one way or another, the entire faculty development program is geared to helping both new and experienced faculty to facilitate learning in the Interboro environment. Attachment 11 lists some recent college-wide faculty development events (individual departments also conduct development activities).

Additionally, Chairs or Leads meet individually with all new faculty to sensitize them to the environment in which they will be working and to help them in their work. Every new faculty hire is observed at least once near the beginning of the term and given feedback on effectiveness of teaching, classroom management issues, and presentation techniques.

Another technique used in the induction of new faculty to their academic department is senior faculty mentoring. Veteran full-time faculty members are assigned particular courses and are responsible for meeting with new faculty teaching those courses to clarify expected learning objectives, share course materials, share proven methodologies for assessment, and explain administrative responsibilities specific to the course. In addition, the mentors may perform classroom evaluations and review instructor-developed testing instruments, affording the opportunity to provide suggestions for improvement.

The college notes the draft SED report states that it is possible Interboro is not characterized by unsound grading standards and grade inflation.

Coherence

Findings

Interboro also has not attained its career development and placement goals for graduates (i.e., additional college study or job in field) of 60 percent within three months of graduation and 75 percent in six months.

Interboro Institute's overall placement rate for the 2003-2004 year was 75% at 6 months and now stands at 79%. The "Placement In Field or Related Field" was 56% and now stands at 66%. This placement rate does not include the 64 graduates who chose not to use our services or were excused for medical, military or disability status. The graduates placed in "Not Related" field have substantially enhanced employment opportunities, and upon establishing a work record will find employment in their chosen field. A close to 80% placement rate translates into substantially greater employment for the entering cohort.

Interboro Institute's Department of Career Placement Services has instituted a Career Service model which provides services to all students and graduates from admission to post graduate placement. We have services on every campus with a full time Career Advisor covering our Washington Heights and Yonkers campuses, one and half Career Advisors at our Main

Campus, and a Career Advisor completing the other half of his time at Flushing. We are currently hiring a full time Job Developer/Account Executive for all of our campuses.

In addition, **to increase available jobs and outreach to the business community we plan to hire two additional full time Job Developers/Account Executives** for the three New York City campuses. We offer the following services:

- Career counseling and placement assistance services are reviewed with all first semester freshmen.
- A comprehensive series of workshops are offered on all campuses, with invitations to current students and graduates.
- A Career Service Plan is being developed for students accessing the Department of Career Placement Services.
- A resume bank, for quick response to job orders.
- Direct one on one placement assistance for students needing additional support.
- A Placement Lab at the Main Campus with three computer terminals devoted to student work placements. This also includes training space for small placement workshops.
- Internships with real world experience.
- College transfer assistance.
- Job Boards at every location are updated for part-time work experience for current students and full-time positions for graduates. We are currently developing an On-line Placement Web Page with career resources, tips, jobs, contacts, and Job Board links.
- On campus recruiting for the business community and career presentations from leaders in the business community.
- Career Fairs each semester with up to 30 employers attending and all students and graduates invited.

We are reaching a far larger portion of our student body and, with increased services, anticipate a higher placement rate over the next several semesters.

Concerns

In its Comprehensive Institutional Effectiveness Plan, due February 1, 2006, Interboro must:

Provide a plan and timetable for review of the Security Management program's objectives; currentness, content, and needed faculty and other resource commitments, and make appropriate changes.

Provide a plan and timetable to make additional investments and adopt practices toward the attainment of stated, and satisfactory, objectives for graduation rates and placement rates. (See other related recommendations.)

The Comprehensive Institutional Effectiveness Plan will describe in detail the process in place for reviewing the Security Management program and making any needed changes. The Plan will also summarize investments, practices and plans including timetables for attaining satisfactory graduation and placement rates. Many of those elements are discussed throughout this document.

<u>**Length to Completion**</u>

Findings

...inconvenient scheduling for individual students contributes to absenteeism, low performance, and attrition

The courses students need to complete their programs are offered every semester in morning, afternoon and evening formats. Team members may have talked to some students who were inconvenienced by the times when courses were offered (e.g., 9AM classes, which some students are resistant to). Interboro goes farther than many colleges in making sure needed courses are available to its students. Staff need to continue to work with students to get them to fully appreciate the value of regularly attending classes.

Further, in Fall of 2005 the college piloted new modes for course scheduling. Instead of offering the MWF 50 minute instructional modules, we used both a two day a week (MW, TTh) 80 minute instructional module and a one day a week (F or Sat) 160 minute instructional module. Faculty agree that the 80 minute module is more conducive to teaching and learning than the three times a week system and may be more convenient for some students. Certain lab courses work best in the 180 minute module. The February Plan will discuss findings and conclusions about this in further detail.

Concerns

In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must: Assess class scheduling for possible improvement in student attendance, attainment and persistence

The college will revisit this issue in preparation for its February plan, balancing student demand against classroom availability as all colleges do. Interboro will continue to make sure classes are available for all students to fulfill degree requirements in a timely way.

<u>**Responsibility**</u>

<u>**Policies**</u>
Findings

The Institute's policies with respect to matters cited in 52.2 (e)(3)(ii) are incomplete and unsatisfactory

This is a reference to terms of employment and related matters regarding faculty. The college's position is explained earlier under the section, <u>Adequacy to Support Programs and Services.</u>

Concerns
In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must provide published policies on all matters cited in 52.2 (e)(3)(ii) that are in accordance with the requirements of 52.2 (b).

All required materials will be provided. The college expects the unionization issue will have been clarified by this time and will forward details relevant to these concerns.

Student Advisement and Records

Findings
The team noted Interboro's extensive commitment to strengthening student retention through advisor and faculty follow-up and other services. They noted, however, that the Institute needs to provide more services and additional coordination in addition to increased admissions selectivity, to attain a 25 percent a greater graduation rate.

As described earlier, the college has already committed to increasing the number of academic advisors before the Spring term, and to implementing a new pre-freshman skills building program. The college has implemented strong coordinating mechanisms, which notably include more use of the sophisticated student service tracking tools in its student data system and the oversight of the Retention Committee, which meets weekly year round.

Concerns
In its Comprehensive Institutional Effectiveness Plan, due February 1, 2006, Interboro must consider and show evidence of implementing, advisement, counseling and intervention services found to contribute effectively to student retention and success in educational opportunity programs and in colleges with similar students. Also see recommendations under other sections.

This concern is covered elsewhere in this response (pages 20-21), with information on actions already taken and planned. **The Institutional Effectiveness Plan will address these issues fully.**

Conclusion

The "Executive Summary of Agreements" at this beginning of this document, taken as a whole, demonstrates a strong commitment on behalf of Interboro Institute and EVCI Career Colleges Holding Corp to make substantive and material changes in the academic, administrative and financial operations of the college. We believe this document is a very positive response to the Department's requirements and concerns.

We sincerely request a meeting with the Assistant Commissioner, as soon as possible, before the Department issues its final report.

The admissions standards in our union contract were the result of long and protracted collective bargaining between Interboro's union staff members and its management. The standards themselves should not be taken out of context of either the fact that they are a result of negotiations or that there are numerous and strong protections in place in the event that the standards were not appropriate.

In November 2003 the clerical staff of Interboro voted to recognize Local 153 of the OPIEU as their collective bargaining agent. Negotiations commenced and over one year later agreement was reached on all terms and a contract was signed. The most difficult area to negotiate was the discipline rules, specifically for the admissions associates. The bargaining unit and management wanted to provide a standard that would allow management to hold staff members accountable, but only in a reasonable environment. They also needed to provide a method for termination in the event that a staff member was unable to be successful. The result of weeks of negotiation was an Appendix 3, entitled Standards for Admissions Associates.

Management and the bargaining unit tried to create an environment of success when they drafted Appendix 3. The number of starts to include in the contract was a challenge to the negotiators. In fact the number of starts was not even negotiated until after the parties had agreed upon protections in place to insure that regardless of the standard selected no admissions associate would be treated unfairly. The most important of the protections built into the contract is that the standard is void if 75% of the associates do not meet the standard. Once this was agreed upon the number of starts was less important. If the number was reasonable then there would be no discipline. If the number was not reasonable 75% of the associates would not reach it and no discipline could take place. The negotiators were then able to set a standard that they believed was obtainable. The relevant section of the contract reads:

> If 75% of the Admissions Associates do not meet their goals (120 for Senior Admissions Associates and 75 for Junior Admissions Associates), then the only disciplinary penalty ***may be*** that either the Senior Admissions Associate or the Junior Admissions Associate who misses his/her goal by the greatest percentage, ***may be*** subject to discipline, including discharge, provided that the Admissions Associate being discharged, or otherwise disciplined, failed to achieve his/her required minimum (i.e., 75 admissions for a Senior Admissions Associate, and 47 admissions for a Junior Admissions Associate). (emphasis added)

An additional protection is that associates may not be disciplined if they have not received within ten (10) percent of the average number of leads of the other Admissions Associates. This was put in to insure that management distributed the leads in a manor that would allow associates to achieve success.

The negotiators also agreed that an associate could not be terminated unless s/he failed to meet the standard in three consecutive semesters - semesters in which 75% of the associates met the standard and the associate received the appropriate number of leads.
Only after determining the protections, did the negotiators agree upon 120 for a sr. associate and 74 for a jr. associate as the standards (60 and 37 in the summer) in the contract.

To date, one associate has been disciplined under Appendix 3.

Senior and Junior Admissions Associates will be reviewed based upon the number of admissions (which are students who start and survive the purge) for which they are directly responsible. To insure that the review is fair, it is the intent of the Employer that all Admissions Associates receive the same number of leads. In the event that any individual Admissions Associate does not receive within ten (10) percent of the average number of leads of the other Admissions Associates, then there shall be no negative consequence to the review for that semester. It is the intent of the Employer that qualified Junior Admissions Associates shall become Senior Admissions Associates. In the event a Junior Admissions Associate has two (2) consecutive semesters whereby the admissions attributable to him/her are equivalent to the average number of admissions credited to the Senior Admissions Associates for the same period, then that Junior Admissions Associate shall become a Senior Admissions Associate.

For the Fall and Spring semesters, each Senior Admissions Associate is expected to produce 120 admissions. For the same two (2) semesters, each Junior Admissions Associateis expected to produce 75 admissions.

In the event that 75% of the Senior and Junior Admissions Associates meet or exceed those goals, the remaining Admissions Associates may be subject to discipline. If a Senior Admissions Associate only produces between 75 and 119 admissions, that Senior Admissions Associate will receive a warning letter. In the event a Junior Admissions Associate only produces between 47 and 74 admissions, that Junior Admissions Associate will receive a warning letter.

If 75% of the Admissions Associates meet their goals, a Senior Admissions Associate will be subject to immediate discharge in the event the Senior Admissions Associate produces less than 75 admissions and a Junior Admissions Associate will be subject to immediate discharge in the event the Junior Admissions Counselor produces less than 47 admissions, unless such failure to achieve a required minimum occurs in a semester immediately following four consecutive semesters in which the employee achieved his/her goal (*i.e.*, for a Fall or Spring semester, 120 admissions for a Senior Admissions Associate, and 75 admissions for a Junior Admissions Associate).

If 75% of the Admissions Associates do not meet their goals (120 for Senior Admissions Associates and 75 for Junior Admissions Associates), then the only disciplinary penalty may be that either the Senior Admissions Associate or the Junior Admissions Associate who misses his/her goal by the greatest percentage, may be subject to discipline, including discharge, provided that the Admissions Associate being discharged, or otherwise disciplined, failed to achieve his/her required minimum (*i.e.*, 75 admissions for a Senior Admissions Associate, and 47 admissions for a Junior Admissions Associate).

These standards for Senior Admissions Associates and Junior Admissions Associates shall not apply until the Admission Associate has completed his/her probationary period. The actual review will be from the first day of the next semester through the end of that semester.

1C

For the Summer semester, the admissions goals are reduced by 50%. Each Senior Admissions Associate is expected to produce 60 admissions, and at least 37 admissions must be produced, and each Junior Admissions Associates is expected to produce 37 admissions and at least 24 admissions must be produced.

Except as set forth above, a Senior or Junior Admissions Associate cannot be dismissed until he/she receives a warning letter with respect to two (2) semesters and then once again fails to reach the above goals. Termination of employment may occur following the third sub par review as outlined above. A Junior or Senior Admissions Associate will have a warning letter removed from the progressive disciplinary process in the event that the Admissions Associate has two (2) consecutive semesters wherein the Admissions Associate is not subject to discipline.

2A

Interboro Institute

The Business Centered College

Department of Human Resources

DATE:	September 30, 2005
TO:	
FROM:	Paul Lieberman
SUBJECT:	** IMPORTANT ** YOUR IMMEDIATE ACTION REQUIRED

Attached are two important documents that require your immediate attention.

The first pertains to Business Conduct Policies. The second contains important information regarding the buying and selling of EVCI stock. Please read each in its entirety.

After doing so, complete the information below and fax or mail it immediately to:

Human Resources Department
ATTENTION: Dashia Silva
254 West 54th Street 16th Floor
New York, NY 10019
FAX: (212) 399-3589

YOUR COMPLETED FORM MUST BE RECEIVED BY THE HR DEPARTMENT ON OR BEFORE WEDNESDAY, OCTOBER 5, 2005.

Thank you for your immediate attention to this request.

TO:	INTERBORO INSTITUTE
FROM:	______________________ PRINT Employee Name

I CERTIFY THAT I HAVE READ AND WILL COMPLY WITH THE "BUSINESS CONDUCT POLICIES OF EVCI CAREER COLLEGES HOLDING CORP. AND SUBSIDIARIES" DATED SEPTEMBER, 2005 AND THE "INSIDER TRADING MEMORANDUM" DATED SEPTEMBER, 2005.

X______________________________ ______________

Employee Signature DATE

2B

BUSINESS CONDUCT POLICIES*

OF

EVCI CAREER COLLEGES HOLDING CORP. AND SUBSIDIARIES

Background

This document ("Code") applies equally to employees at all levels of EVCI Career Colleges Holding Corp. ("EVCI") and each subsidiary, partnership, joint venture or other business association that is effectively controlled by EVCI directly or indirectly (together called the "Company"), as well as to directors who are not employees of the Company. Accordingly, references below to employee or employees include the Company's directors who are not employees.

Policies

1. All employees are required to create and maintain a working environment that reflects the Company's core values of honesty, integrity, trust, respect, teamwork and social responsibility. This includes creating a work environment in which discrimination, of any kind, is not tolerated.

2. The Company and its employees shall comply with all laws, rules and regulations that are applicable to the Company's activities, including those rules and regulations of our regulatory and accrediting authorities and Pell and TAP administrative authorities. Guidance regarding compliance with laws, rules and regulations is available from any of a school's General Counsel, Chief Executive Officer, President or Chief Financial Officer and from either of EVCI's General Counsel or Chief Executive Officer.

3. It is both illegal and against Company policy for any employee who is aware of material nonpublic information relating to the Company to buy or sell any securities of the Company or recommend that another person buy, sell or hold any securities of the Company. This also includes posting or sharing nonpublic information about the Company in Internet discussion groups, chat rooms or bulletin boards.

All employees shall comply with the Company's policy on insider trading discussed in more detail in memoranda circulated to employees and also available from a school's Chief Financial Officer and the General Counsel of EVCI.

4. No funds, property, service or thing of value shall be received or made by the Company if is to be used for any unlawful purpose or other than as described in the documentation which evidences or supports the transaction.

5. Compliance with accepted accounting rules and controls is required at all times.

6. No false, artificial or misleading entries in the books and records of the Company shall be made for any reason whatsoever. No fund or asset which is not fully and properly

---

* As of September 2005

recorded and no accounting entries or books of account which do not truly reflect the transactions to which they relate shall be created or permitted to exist.

7. All employees who are involved in the Company's public disclosure process are responsible for acting in furtherance of the policy that the information in the Company's public disclosure communications, including SEC filings, be full, fair, accurate, timely, and understandable. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

8. Non-cash gifts, favors and entertainment may be given at Company expense or accepted by Company employees from an individual or firm doing or seeking to do business with the Company only if they meet all of the following criteria:

- They are consistent with customary business practices and do not violate applicable law or ethical standards
- They are not excessive in value
- They cannot be construed as a bribe, payoff or improper inducement
- Public disclosure of the facts would not embarrass the Company or the employee

9. Payments or gifts of cash (or of cash equivalents such as liquid securities) to or from an individual or firm doing or seeking to do business with the Company (including any regulatory personnel) are never permitted and may not be solicited, offered, made or accepted by Company employees.

10. Generally, the use of Company funds, property, services or things of value for or in aid of political parties or candidates for public office is prohibited. Any exception requires the prior written approval of EVCI's Chief Executive Officer.

11. No corporate asset may be used for or in aid of any committee whose principal purpose is to influence the outcome of a referendum or other vote of the electorate on a public issue unless the legality is confirmed by EVCI's General Counsel and the written approval of EVCI's Chief Executive Officer is obtained.

12. Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. No reward, compensation or reimbursement for such activity or the expense thereof shall be made by the Company directly or indirectly.

13. All employees have a duty to be free from the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to

2D

dealings with third parties. They are expected to deal with vendors, regulatory personnel and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations. In particular:

- Employees who deal with parties doing or seeking to do business with the Company, or who make recommendations with respect to such dealings or pass judgment upon them, shall not own any interest in or have any personal agreement or understanding with such third parties that might tend to influence the decision of the employee with respect to the business of the Company, unless expressly authorized in writing by EVCI's Chief Executive Officer after the interest, agreement or understanding has been disclosed.

- No employee shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

- No employee shall do business with his or her relative on behalf of the Company unless expressly authorized in writing by EVCI's Chief Executive Officer after the relationship has been fully disclosed.

- The requirement of freedom from conflicting interests that applies to all employees of the Company extends also to situations involving their relatives.

- The Chief Executive Officer of EVCI has the ultimate authority and responsibility to determine what remedial steps should be taken in situations involving an actual or potential conflict of interest.

Waivers

Any waiver of any provision of the Code for EVCI's executive officers or directors may be made only by its board of directors. The waiver must be promptly disclosed to EVCI's stockholders, along with the reasons for the waiver, as required by law or Nasdaq regulations.

Reporting and Responsibilities

Any employee having information, knowledge or suspicion of any actual or contemplated activity which is or appears to be in violation of this Code shall promptly report it to the General Counsel of Interboro or EVCI or to EVCI's Chief Executive Officer. If any such transaction involves an officer of Interboro or EVCI, the matter shall be reported directly to EVCI's Chief Executive Officer or General Counsel. *However, if you are uncomfortable speaking with any of these individuals, you may report the incident on the Company's 24-hour toll free Ethics Hotline at 866-509-7200. This hotline allows you to make a report anonymously.*

Interboro's and EVCI's General Counsel and EVCI's Chief Executive Officer have overall responsibility for matters involving the Code. Their responsibilities include providing for prompt and consistent enforcement of the Code, clear and objective standards for compliance with the Code and a fair process for determining whether violations of the Code have occurred.

Employees who make reports of suspected violations of this Code will be protected from retaliation, such as discipline or involuntary termination of employment, as a result of their reports. With the cooperation of the employee, management will promptly investigate every reported allegation of illegal or unethical behavior, except that the employee will not participate where he or she has made an anonymous report.

Penalties for Violations

Violation of the Code will result in appropriate, case specific, discipline which may include demotion or discharge. Penalties may also include civil and/or criminal prosecution.

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3c

Berkeley College

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Associate's Degrees

Our Associate's Degree programs provide the knowledge and professional skills necessary to launch a successful new career or move to a higher level in your current job. Berkeley's year-round quarter system enables full-time day students to complete an Associate's Degree in only 18 months. Evening/weekend students can earn their Associate's Degree in only two years, or they can attend part-time with a schedule that best meets their needs.

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3D


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The **Business Administration Associates Degree with a concentration in Accounting** is an 18-month program designed to prepare students to enter the job market with the skills and knowledge of business necessary to qualify them for responsible positions in the accounting field. The program offers a strong, comprehensive introduction to the fundamentals of business management. Students receive training in essential professional skills and mastery of business procedures and communications. The core curriculum is practical and is supplemented by special lectures and workshops on such subjects as data processing concepts and systems, communications skills, and professional development.

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The Art Institute of New York City

The New York Restaurant School

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Programs/Degrees

Art & Design Technology, with a concentration in Graphic Design
Associate of Occupational Studies

Art & Design Technology, with a concentration in Interior Design
Associate of Occupational Studies

Art & Design Technology, with a concentration in Interactive Media Design
Associate of Occupational Studies

Art & Design Technology, with a concentration in Video Production
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ART & DESIGN TECHNOLOGY, WITH A CONCENTRATION IN FASHION DESIGN
Associate of Occupational Studies

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The intensive training in the Fashion Design program at The Art Institute of New York City, emphasizes innovation and creativity in fashion while providing students with the professional skills and technical knowledge necessary for a successful entry into the fashion industry.

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In this 21 month Associate of Occupational Studies degree program, business practices, agency pro marketing, and client relations are studied to support the creative side of design and provide student realistic view of the world of work.

At The Art Institute of New York City, students will be in the right place to get an inside view of New Y profile fashion designer, manufacturers and retailers. All of this is part of building a portfolio to seek a position as an assistant designer, merchandiser, production specialist, private label designer, stylist, assistant coordinator.

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Island Drafting & Technical Institute

The College for Careers

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The objective of this program is to prepare the graduates for entry-level employment in the Electronics and/or Computer Service industries. They will be able to troubleshoot and repair analog and digital electronic devices.

Additionally, the student will have knowledge in installing, troubleshooting and maintaining personal computers and associated devices.

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- Computer Aided Drafting and Design — Mechanical AOS Degree
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Please contact us or call (631) 691-8733 for more information.

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4A

Interboro Institute

The Business Centered College

Office of Academic Affairs

TO: S. Adolphus, President
FROM: J. Maggs, Assistant Vice President of Academic Affairs
RE: Retention Policies and Procedures
DATE: September 10, 2005
Cc: J. McGrath, CEO

The college has put systems in place to help with student retention. This is a brief list of the college's current retention strategies:

(1) The administrators at Interboro have created a retention committee which is dedicated to studying all aspects of retention; the committee institutes strategies which enhance student attendance, success, and retention. Department chairs are responsible for working with faculty to evaluate all aspects of the college's course content in order to make sure that each course includes information and material which is relevant.

(2) The administration is also mentoring the faculty so that they in turn can help students who are struggling. Early assessment of students is tantamount in the teaching and learning process. Instructors assess their students by the third week of the semester and turn in the names of students who are earning a C or less to the Academic Resource Center (ARC), the campus tutoring facility. The ARC then reaches out to students and invites the students in for academic coaching. Students receive weekly motivational phone calls from the ARC encouraging them to continue to attend academic coaching sessions.

(3) The administration also mentors instructors by providing constant feedback on their students' attendance. Letters are sent to faculty members whose students' attendance rates are weak. The Assistant Vice President of Academic Affairs speaks personally to instructors who have poor student attendance to find out why the students are not attending class and see how the administration can help the instructor. These conversations have revealed important information about student attendance patterns.

(4) The administration has started a series of "Brown Bag" meetings on all campuses to facilitate informal discussion between the administration and faculty. At these "Brown Bag" meetings, faculty members have the opportunity to discuss problems and give examples of methods that have improved retention.

(5) When given an adequate forum to do so, the college has found students are willing to express their views, feelings, and problems; student feedback is critical to retention. Student surveys are used to assess instructors, courses, physical plant, and all support services.

(6) The administrators have planned and hosted events for developmental students. These meetings encourage students to use available tutoring services. The administration realizes that many of our freshmen need to be orientated to an academic setting – not just initially but continually. For this reason, the college holds Freshmen Orientation at the beginning of the semester, and follows up with "Major Days." During "Major Days," students have the opportunity to meet with the chair of their department, someone currently working in the field, a former graduate, and receive information on the services available to them in the library and the ARC. These sessions give all new students a foundation for navigating through the challenges of the first semester and orient them to college life.

(7) Developmental training sessions have been created and dedicated solely to remedial reading, writing, and mathematics. These ongoing development sessions are for ARC staff and developmental instructors. Faculty is involved in providing information to the administration to track the success rate of developmental students.

(8) The college reallocated resources to focus on improving students' success. New positions were created and filled with long time Interboro employees. These Retention Specialists track students from their second semester until they graduate. Because of the breadth of their knowledge of Interboro and the population served, they effectively assist the students.

Recent Improvements – the Interboro ARC

Beginning in January 2005, under the direction of Kris Ryan, the Interboro Institute Academic Resource Center (ARC) staff began the process of establishing a professional identity. To that end, the Director implemented new policies and procedures, began writing a handbook for the tutoring staff, and brought the Academic Resource Center Coordinators together to build teamwork to create and follow through on projects that would benefit the Interboro student community and aid in retention. In May 2005 a professional dress code was established and the staff was asked to wear nameplates provided by Interboro identifying them as tutors. The tutorial staff was also required to participate in a two-day tutoring workshop (July 21-22, 2005) offered by TutorLink, a leader in professional tutor training. This training was designed to upgrade the staffs' tutoring skills, improve tutor-student communication, to improve communication among staff and with faculty, and to complete the first step toward certification. In addition, the Director of the Academic Resource Centers planned and began an on-going series of workshops to fulfill the requirements for tutoring program certification through the College of Reading and Learning Association (CRLA). Certification by the CRLA enables the Interboro tutoring program to issue individual tutor certifications and allows the program to subsequently earn recognition and certification by the National Association of Developmental Education as a leader in the tutoring of developmental education program students. Interboro program certification requirements will be completed by December 2005 and the paperwork will be submitted to the CRLA by December 15, 2005.

THE CAREER PROGRAMS ASSESSMENT TEST (CPAt)

Appropriateness

The CPAt is approved the US Secretary of Education for use as an "ability-to-benefit" test. According to American College Testing, CPAt "is a basic skills assessment system designed to measure the entry-level skills of students planning to attend career schools, career colleges, and other postsecondary institutions offering specific, job-related educational programs" (CPAt Reference manual; see also following web page from ACT). This definition applies to Interboro Institute.

The test was first developed in 1986-87 in consultation with advisory panels from career colleges and schools, and reexamined in 1995 following a comprehensive national survey. At that time it was found by a panel, including representatives of postsecondary proprietary institutions, accrediting associations, and state governments to be "current and appropriate for measuring the basic skills of students entering postsecondary proprietary institutions."

The most recent user norms are based on the performance of 307,906 students who tested in the period July 1, 1993-June 30, 1996. Of that group, 54% were female; 36% of the test takers were African American or Hispanic. Test items were scrutinized according to standard criteria for fairness, language consistency and conformance with ACT requirements and standards. Given the above, Interboro Institute believes the instrument is appropriate for use as an ability to benefit test for applicants for admission to the college.

Selection of Pass Points

Up to the present, Interboro has used the pass points set by American College Testing and approved by the United States Department of Education for admission (Reading, 43, Math, 41, Language, 42). These pass points are those typically utilized at other colleges in New York which use the test for ability-to-benefit purposes.

Interboro has conducted analyses, attached, to test if higher scores on the sections of the CPAt correlated with student success as measured by grade point average (GPA). The studies show that only one subtest, Reading, correlated with increased GPA.

These findings reinforce faculty comments that reading proficiency is the foundation skill on which successful college learning is predicated. The college will immediately raise the Reading cutoff score by 2 points with a reasonable expectation there will be a measurable improvement in the admitted students' academic achievement after one semester.

The Interboro Office of Institutional Research will be conducting studies of other success measures as set forth in our response to the Department. Preliminary results will be included in the Comprehensive Institutional Effectiveness Plan due February 1, 2006.

CPAt and Grade Point Average Analyses

1. The following is an analysis of CPAt scores for the reading, math and language sections correlated GPA after one term, for students who enrolled in the most recent (Summer 2005) cohort. This analysis tested the hypothesis that there is no significant difference between the mean GPA's for each of the indicated CPAt scores in reading, math and language. The level of significance that we used in each case was .01. The results are as follows:

CPAt and GPA Reading Analysis

We compared the GPA for students who scored 43 and for those who scored 44 on the reading section of the CPAT. The table below indicates the results of this analysis.

GPA

CPAt Score	Mean	n	Median	t	Level of significance
43	.98	26	.74	.76	No significance
44	1.23	19	.96		

The above table shows that there is no significant difference between those students scoring 43 versus 44 with regard to their GPA.

We also compared the GPA for those who scored 45 on the reading section of the CPAt. The table below indicates the results of this analysis.

GPA

CPAt Score	Mean	n	Median	t	Level of significance
43	.95	49	.69	3.10	.01
45	1.62	49	1.51		

The above table shows that there is a significant difference in the GPA for those students scoring 43 versus those scoring 45 on the CPAt Reading Section. We tested this hypothesis at the .01 level of significance.

CPAt and GPA Math Analysis

We compared the GPA for students who scored 41 and for those students who scored 42 on the math section of the CPAt. The table below shows the results of this analysis.

GPA

CPAt Score	Mean	n	Median	t	Level of Significance
41	.90	91	.73	.04	No significance
42	.98	91	.64		

The above table indicates that there is no significance difference between those students scoring 41 versus 42 with regard to their GPA.

There were too few students with scores of 43 to constitute a reliable statistical sample

CPAt and GPA Language Analysis

We compared the GPA for students who scored 42 and 43 with regard to their GPA. The table below shows the results of this analysis.

CPAt Score	Mean	n	Median	t	Level of Significance
42	1.30	25	1.08	.61	No significance
43	1.09	25	.56		

The above table shows that there is no significant difference between the CPAt scores of 42 and 43 with respect to the GPA.

We also compared the GPA for those students who scored 42 and 44 on the CPAt language section. The table below shows the results of this analysis.

CPAt Score	Mean	n	Median	t	Level of Significance
42	1.30	25	1.08	.47	No significance
44	1.13	25	.85		

The above table shows that there is no significant difference in the GPA for those students who scored 42 and 44 on the CPAt Language section.

2. The following study tested the hypothesis of a positive correlation between GPA and CPAt entering score in a sample from the Fall 2004 entering cohort, without a point by point analysis of variations in CPAt scores, significance at the .05 level.

A sample of 100 students from the fall 2004 cohort were randomly selected for this analysis. Using linear regression analysis, we compared for each student, his or her cumulative GPA as of the end of the summer 2005 semester with their CPAt scores in reading, math and language. The statistical results are below.

Test section	r	t	Level of Significance
Reading	.18	1.83	.05
Math	.16	1.62	No significance
Language	.04	.43	No significance

We tested the hypothesis that there is a positive correlation between GPA and CPAt Reading scores. The analysis indicates a correlation coefficient of r =.18. The level of significance used to test this hypothesis was .05. The t =1.83 indicates that there is a statistically significant relationship at the .05 level. The conclusion is that the CPAt Reading score does impact, or to some extent will predict a student's GPA

We tested the hypothesis that there is a positive correlation between GPA and CPAt Math scores. The analysis indicates a correlation coefficient of r = .16 with a t = 1.62. The results show no statistically significant relationship between these two variables. The CPAt Math scores do not contribute to a student's GPA.

We tested the hypothesis that there is a positive correlation between CPAt Language scores and GPA. The analysis yielded a correlation coefficient of r = .04 with a t = .43. The above results indicated that there is no relationship between CPAt Language scores and GPA. Therefore, CPAt Language scores do not impact on a student's GPA.

In summary, only the CPAt Reading scores and GPA were statistically related.

Appendix 5-E

CPAt



SEARCH ACT

- Features
- Sample Questions
- Contact Us

The **Career Programs Assessment Test (CPAt)** from ACT includes measures for assessing the entry-level skills of students planning to attend career schools and colleges. CPAt is also approved for Ability-to-Benefit (ATB) students.

Minimum Ability-to-Benefit (ATB) passing scores
(effective June 19, 2002)

Learn more
(PDF; 4 pages, 24KB; for assistance, see these downloading tips)

Developed by ACT with help from career college representatives, the program addresses the specific challenges these schools face in educating today's students.

Postsecondary institutions may ask to review the test before placing an order. (For test security purposes, students may not review the test.)

What the program tells you
CPAt provides a cost-effective set of tests to measure basic skills in:

- Reading
- Numerical Skills
- Language Usage

CPAt scores can be used to evaluate students' readiness to work at the level required to successfully complete their programs of study.

The system also collects useful demographic and local information to help meet research and marketing needs.

Schools can also find out which students need assistance in other important areas, such as locating child care, applying for financial aid, getting study skills help, or obtaining additional training in math or reading. By offering assistance in these critical areas, schools can help ensure students' overall success.

TestQuest Inc

Interboro's need was to identify an organization to administer testing services for the college. The criteria included familiarity with the student population served; ability to scale up quickly to begin operations; ability to operate on a number of campuses simultaneously; experience with small and large scale test administrations; and credibility and a track record with government agencies. Interboro Institute contacted the following potential providers in the New York metropolitan area:

- Thomson Prometric
- TestQuest Inc.
- American College Testing
- Princeton Review
- SCORE! Educational Centers
- Kaplan Higher Education

TestQuest Inc, a New York corporation, was chosen. The company is a leading provider of supplemental educational services in New York, New Jersey and Florida and provides educational and testing services for several thousand students per year. TestQuest Inc. has been in business for 10 years. The company has an administrative team of more than fifty professionals and a network of approximately 2000 teaching professionals.

TestQuest is a member of the Better Business Bureau of New York and the Child Welfare League of New York.

TestQuest (TQ) is an approved supplementary educational service provider in good standing under the No Child Left Behind Program in New York, New Jersey and Florida. The company is listed under the state department of education websites in the aforementioned states. With regards to experience in test administration, during the academic year of 2004-2005, TQ conducted several thousand examinations evaluating students' proficiency on an ongoing basis from Kindergarten through Eighth grade using Options Reading and Math Predictors, a nationally published series of examinations. TQ is well-versed in conducting testing services in a one on one format as well as group settings

TQ has been contracted by the New York Administration for Children's Services to provide grade level assessments for underperforming youth in foster care. TQ has administered these exams in both large and small settings. TQ's contract under the No Child Left Behind Program for New York, New Jersey and Florida requires that the company administer, proctor, grade and deliver results to the various State Departments of Education.

The contract language, and the resume of the founder and president, Tiffany Hott, JD, follow.

TQ

226 West 37th Street
New York, New York 10018
(T) 212.398.2357
(F) 212.398.1948

We understand that Interboro Institute Inc., hereinafter ("II") wishes to engage TestQuest, Incorporated hereinafter ("TQ") to provide testing services, including but not limited to the following:

- Testing services for Interboro applicants includes administering, proctoring, grading and reporting examination results of CPAT exam to Interboro.
- Testing services for Interboro students includes: administering, proctoring and delivering examination data from Interboro placement examination to Interboro.
- The Administration and conducting of random quality control audits throughout the project to ensure accuracy of test data.
- The documentation of CPAT test results.

We share along with our IIs the desire for professional fees to be commensurate with the value provided. TQ proposes a flexible solution to provide you with testing solutions. The total project fee for testing services is $600,000 for the first year of this contract. In the event that additional fees for services are required to be rendered beyond 40 hours for the initial setup (Phase I) TQ will advise II and II needs to approve any additional costs associated with project planning. In such event, additional rates will be billed at a rate of $125.00 per hour.

Phase I: Organize and Plan Project

Phase I will involve the design and set up of the testing operation at II. TQ estimates that it will take 30 -40 hours to complete Phase 1.

Phase II: Implementation of TQ Testing Services

TQ will provide testing services for CPAT and class placement examinations and report results and deliver raw data in a 24 hour turnaround time to a designated Interboro employee. The term of this agreement shall be one year from the Commencement Date. The Commencement Date shall be the date the parties sign the attached Commencement Date Acknowledgement and terminating one year later unless terminated in advance by either party based upon a default by the other that is not cured within 20 days of notice of such default.

TQ's proposal is also based on the following assumptions **which if not meet will be a default under this agreement:**

1. TQ will provide testing services to II, at the following Interboro locations: (1)**Main Campus** located at 450 West 56th Street, New York, New York; (2) **Flushing Center** located at 135-27 38th Avenue, Flushing, New York and (3) **Washington Heights** Site located at 260 Audobon Avenue, New York, New York. If at any time II would choose to add an additional site than said testing services would be governed by the terms of this statement of work but the fee for said services rendered would not be included. The parties agree that if II requests that TQ add the Yonkers campus the fee for Yonkers shall not be more than $100,000 unless otherwise agreed by the parties.

TQ

226 West 37th Street
New York, New York 10018
(T) 212.398.2357
(F) 212.398.1948

2. Tests will be graded using an automated scanning device to minimize errors.
3. TQ will be qualified to administer CPAt exams by its publisher ACT.
4. TQ will report scores to ACT on a yearly basis.
5. TQ will be approved by the New York State Education Department.
6. II's personnel will make available to us documents for our review, as and when requested.
7. When the TQ testing team is working on-site, Interboro will provide an appropriate office with access to phones, analog lines, copiers, printers, etc. TQ will not be charged for the said use of such services.
8. Interboro will assign a single individual at each location with whom we will work to coordinate our activities.
9. TQ shall adhere to a testing schedule for each campus substantially similar to that as set forth in exhibit "A".

Items 2 and 4 are conditions precedent to this contract. If either is not obtained, then this agreement is void.

Should either II, or TQ identify changes in scope or should other matters arise that would affect TQ's total fees and expenses, The parties shall meet and discuss the impact on the fees and expenses, before any out of scope fees and expenses are incurred. We will jointly agree to any changes in scope, duration and resource requirements. Note that all other terms and conditions related to this engagement are as set forth in the Master Service Agreement I by and between TQ and EVCI Career Colleges Holding Corp. dated October 26, 2005.

Expenses

EVCI will reimburse TQ for actual out-of-pocket expenses requested by II and actually incurred by TQ. Such expenses shall include items such as overnight mail and messengers. All other expenses shall be absorbed by TQ including, reasonable parking, and travel, an allocation of estimated costs associated with general office services, such as computer usage, telephone charges, facsimile transmissions, postage, and photocopying.

Billing Terms

Upon signing of contract, TQ will invoice EVCI for 1 month of services at a rate of $50,000 per month. For all invoices thereafter, TQ will invoice EVCI upon the first of every month with all invoices due with net amount due upon receipt. Unpaid balances will accrue an interest charge at a rate of 1.5 percent per month upon the total amount outstanding. If payments are not received promptly, we reserve the right to stop work on the engagement.

Additional Services

TQ

226 West 37th Street
New York, New York 10018
(T) 212.398.2357
(F) 212.398.1948

Should you require additional assistance beyond the services outlined earlier, the hourly fee as previously outlined will apply.

I. INDEMNIFICATION.

A. **Indemnification by TQ.**

TQ agrees to indemnify and hold harmless II and its affiliates and their respective trustees, directors, officers, employees, agents and representatives and all successors and assigns of any of the foregoing from and against all liens, claims, actions, demands, charges, suits, proceedings, causes of action of any type, in law or equity, liabilities, damages, penalties interest, injuries, fines, assessments, losses and expenses, including, but not limited to, reasonable attorneys fees, disbursements and costs of suit ("Losses"), to the extent caused by or arising out of or in connection with, or to the extent contributed to, in whole or in part, directly or indirectly by: (i) TQ's breach of or failure to perform any of its express agreements, representations, warranties, covenants, terms or conditions of this Agreement; (ii) any acts or omissions of TQ and its directors, officers, employees, agents and representatives and all successors and assigns of any of the foregoing in the performance of its duties under this Agreement; (iii) the wrongful termination of this Agreement by TQ and (v) any matter which is the express responsibility of TQ under this Agreement.

B. **Indemnification by II.**

II agrees to indemnify, hold harmless and defend TQ and its affiliates and their respective directors, officers, shareholders, employees, agents and representatives and all successors and assigns of any of the foregoing from and against all Losses to the extent caused by or arising out of or in connection with, or to the extent contributed to, in whole or in part, directly or indirectly by: (i) II's breach of or failure to perform any of the agreements, representations, warranties, covenants, terms or conditions of this Agreement; (ii) any acts or omissions of II in the performance of its duties under this Agreement; (iii) the termination of this Agreement and all obligations relating to the Covered Employees.

C. **Limitations on Liability.**

Except as set forth above, neither TQ nor II shall under any circumstances be liable to the other or any third party for consequential, incidental, special or exemplary damages arising out of or relating to the services provided under this Agreement, whether in an action based on contract, tort (including negligence or strict liability) or any other legal theory, including, but not limited to, loss of anticipated profits or benefits or use or loss of business, even if a party is apprised of the likelihood of such damages occurring except if recovered by a third party which recovering forms the basis of the claim for indemnification.

Timing

TQ is prepared to begin this engagement ___________ 2005 per your acceptance of this proposal.

TQ
226 West 37th Street
New York, New York 10018
(T) 212.398.2357
(F) 212.398.1948

The rates and terms offered in this proposal expire thirty days from issuance of this proposal.

We are excited about the opportunity to work with Interboro Institute and appreciate the confidence you have shown in us. Should you have any questions or concerns, please don't hesitate to contact us directly.

Very truly yours,

Tiffany Hott, J.D.
TestQuest Inc.
President

Agreed to:

Stephen H Adolph-i
Interboro Institute

President
Title

Tiffany J. Hott
675 West End Avenue, #1B
New York, New York 10025
Tel: 646 361 4400; Email: tiffany.hott@testquestinc.com

EDUCATION:
Juris Doctor, ***The University of Pennsylvania Law School*** 1990 -1993
Admitted to Practice, Second Circuit, New York, New York
Bachelor of Science, ***New York University's Stern School of Business*** 1984 - 1988,
magna cum laude, Majored in Finance, Marketing; Minored in Philosophy

EXPERIENCE:
1995 – Present ***TestQuest Inc., President and Chief Executive Officer***

- Supplementary Educational Service Provider under No Child Left Behind Program in New York, New Jersey and Florida.
- Leading Tutoring and Testing Service for foster care population in Tri-State area.
- Provide tutoring and testing services for approximately 8000 students per week during academic year.
- Oversee administrative staff of 50 and network of 2000 tutors spanning 3 states.
- Develop and implement customized programming for over 35 non-profit agencies in Tri-state area.
- Interact with Senior Government Officials on Issues of Public Policy.
- Member of Child Welfare League of America, only tutoring service to be honored by membership.
- Overseeing Proctoring Examinations for Extensions of Long Distance Universities.

AWARDS:
National Association of Women's Business Owners (NAWBO), ***Woman of the Year, 2005*** Serving the Non-Profit Community
American Express, Open Signature Award Recipient, Woman of the Year 2005
The Signature Awards honors the achievements of successful women business owners who have left their mark on their company and in the community.

MEDIA:
Channel 7 Eyewitness News, Art McFarland Reporter, Focus on TestQuest Tutoring Program
Channel 2, Today New York, Kathryn Eisman, Reporter, Focus on Successful Entrepreneurs for Woman's History Month
The New York Sun, Elizabeth Peek, An Entrepreneur Who Started With A Cause, Sept 30, 2005
The New York Times, ***:Latina Vision, El Diario/ La Prensa, New Jersey Record,*** **WBAI**, ***School Administrators Magazine***,

LANGUAGES:
English, Spanish, French fluent speaker.

Figure 2. Percent of all students enrolled, by race/ethnicity: Fall 2004


Race/ethnicity
White, non-Hispanic
3
74
Black, non-Hispanic
42
12
Hispanic
42
5
Asian or Pacific Islander
2
1
American Indian or Alaska Native
0
0
Race/ethnicity unknown
10
0
Nonresident alien
0
0
0 10 20 30 40 50 60 70 80 90 100
Percent
Comparison group median
Your institution

NOTE: Median values for the comparison may not add to 100 percent. See "Use of Median Values for Comparison Group" for how median values are determined.
SOURCE: U.S. Department of Education, National Center for Education Statistics, Integrated Postsecondary Education Data System (IPEDS): Spring 2005.

Figure 8. Number of degrees awarded, by level: Academic year 2003–04



Level
Associate's degrees
306
117
Certificates of 2 but less than 4 years
0
0
Certificates of 1 but less than 2 years
0
29
Certificates of less than 1 year
0
0
0
60
120
180
240
300
Number
Comparison group median
Your institution

SOURCE: U.S. Department of Education, National Center for Education Statistics, Integrated Postsecondary Education Data System (IPEDS): Fall 2004.

The Role Of Compliance

Interboro Institute
Admissions Department
Wednesday, October 27, 2004

COMPLIANCE

What is compliance?
How does it affect me?
What is my role?


The Cycle
Phone Script
How am I setting an appointment?
•GED
•Testing
Student Interview
What am I saying to the prospect?
•Academic Product
•Placement
•Student Services
Retention
What about classes?
•Follow-up on student
•Attendance
Admissions Representative
Financial Aid
What do I need to know?
•Financial Planning
•Grants &Scholarships
•FWS & Student Employment
Prospect to Student
What makes an enrollment?
•Folder Items
•Complete vs. Incomplete
•Document Collection
CPAt & CELSA
How does testing affect my student?
•Test Timeframes
• Student Test-Taking Tips

Phone Script

How am I setting an appointment?

Answer True (T) or False (F) to the following questions:

You don't need a high school diploma to enroll at Interboro.	T or F
A student can receive his/her GED and Degree upon graduation.	T or F
There is no student application fee.	T or F

Student Interview

What am I saying to the prospect?

Answer True (T) or False (F) to the following questions:

All enrolled students receive a school catalog and student handbook.	T or F
Upon graduation from Ophthalmic Dispensing, a student is certified in New York State as a professional optician.	T or F
Interboro secures jobs for students while in school and after graduation.	T or F

Financial Aid

What do I need to know?

Answer True (T) or False (F) to the following questions:

Every student receives financial aid at Interboro. T or F
Any student at Interboro is eligible for scholarships listed in the catalog. T or F
Any first semester student can qualify for the Federal Work Study Program. T or F

CPAt and CELSA

How does testing affect my student?

Answer True (T) or False (F) to the following questions:

A student can take the CELSA twice or the CPAT four times in a semester.	T or F
Admissions & Testing staff can coach the prospect on how to pass the exam.	T or F
Minimum passing score on the CPAt is Lang. 42, Reading 43, and Math 41.	T or F

Prospect to Student

What makes an enrollment?

Answer True (T) or False (F) to the following questions:

An application fee does not have to be paid to enroll at Interboro.	T or F
Prospects are not required to provide proof of high school graduation.	T or F
Applicants have to submit proof of immunization to attend Interboro.	T or F

Retention

What about classes?

Answer True (T) or False (F) to the following questions:

After enrollment, admissions does not interact with students.	T or F
Admissions does not contact a student, if he/she misses class.	T or F

Federal Guidelines

American with Disabilities Act (ADA – Title II)

Civil Rights Act of 1964 (Title VI)

Family Educational Rights & Privacy Act (FERPA)

Higher Education Act of 1972 (Title IX)

June 23, 2005
3:30pm

Training called by:
Mr. Elliot Lopez
Facilitator: Dan Capossela

Type of Training:
Campus Training

----- Agenda Topics -----

3:30pm Welcome by Edwin Tubens

- Explaining the importance of using campus

3:45pm Introduction of Dan Capossela will be covering the procedures on how to close activities on leads

- Process after the initial conversation with the New Lead
- Updating your Contact Manager
- Updating Activities In Contact Manager (Adding Activity, Save & Save Follow up Functions)
- Closing Activities as (Interview Meeting, Interview No Show, etc.)

4:45pm 15 minute break then next training will begin at 5pm in Room 218.

ADMISSIONS PROCESS FLOW CHART
INTERBORO INSTITUTE


Incoming Inquiry Call
Outgoing Call from Lead Source
Receptionist records Name, #, and lead source, then transfers call to Adm. Rep, according to D.O.A policy
Adm. Rep. Record name, address, phone #, and verifies lead source
Adm. Rep Set's appointment for same or next day
Appointment arrives and signs 1st Time visitor sheet and fills out 'Career Interview' sheet
Adm. Rep is notified of appointment arrival
Interview Conducted
Application completed (received)
Application not completed (Did not apply)
Student completes admissions packet (academic folder)
Referred to Financial Aid for FA packet & document checklist
Meets with D.O.A for 2nd Assessment
C.P.A.T. Testing/Tutoring is Scheduled if applicable
HS or GED Recipient is scheduled to take Placement Test
Appropriate follow-up is done by Adm. Rep and is asked for referrals
Student who fails test is recommended for tutoring before retaking test. (May be retaken up to 3 X per semester. 4Xper lifetime)
Students meet with Financial Aid Rep. to submit required documents for eligibility determination (If A.T.B., FA appointment will be set after they pass C.P.A.T)
Once student passes the CPAt, he/she is scheduled for F/A and Placement test
Admissions packet is given to the receptionist to be entered as application received. If the packet is complete, it is transferred to the registrar. If packet is not complete, it is returned to the Adm. Rep. to be completed.
Adm. Rep. does a follow-up call with student to 'congratulate on admissions' and handle any questions or concerns

Interboro Institute
The Business Centered College

AGENDA

Date: 6/28/05

Type of meeting: Product Knowledge

Location: Admissions Office Room 219-B

Attendees: Nina Liu, Cliff Chatalain, Vanessa Chance, Arindawyn Martin

----- Agenda Topics -----

Jessica Crespo	
Application Process	9:00 am – 10:30 am
Ed Clark, Faculty Member	
Security Management	10:30 am – 11:00 am
Break	11:00 am - 11:15 am
Michael Agnello, The Chair of Law	
Para- Legal	11:15 am – 11:30 am
Bill Driscoll	
High School Programs	11:30 am – 12:00 am
Lunch	12:00 pm – 1:00 pm
Alex Ormeno	
Financial Aid	1:00 pm – 2:15 pm
Raymond Rodriguez	
Tuition charge	2:15 pm - 2:45 pm
Shlomo Cohen	
Testing	2:45 pm – 3:15 pm
Break	3:15 pm – 3:30 pm
Ms. Kim Webb	
Compliances Dept.	3:30 pm – 5:00 pm

Interboro Institute
The Business Centered College

Student Data Sheet

Personal Information

Last Name: ____________ First Name: ____________ Middle Name: ____________

Age: ______ Male/Female Birth Date_____/_____/_____ Social Security____/____/______

US Citizen: Yes / No Eligible Non-Citizen Yes / No I-20: Y / N Other: __________

Home Tel: ( ) __________ 2nd #: ( ) __________ Email: __________

Education: HSD: _____ GED: _____ College: _____ ATB_____ MMR _____ Application Date: ___/___/___

References

Please provide two references with Telephone #'s

Name: ______________ Tel: ( ) ____________ Relationship: ______________

Name: ______________ Tel: ( ) ____________ Relationship: ______________

School Information

Start Date: ___/___/___ Admissions Associate:
Program: ______________ Day__ Afternoon ___Evening ___ Full Time_____ Part Time____

Tuition Planning Appt: Date: ___/___/___ Time: __________ AM/PM

Tuition Planning Appt: Date: ___/___/___ Time__________ AM/PM

Date	Time	Comments/ Note

Interboro Institute
The Business Centered College
430 West 56th Street • New York, NY 10019 • 212-399-0093

INTERVIEW RECORD AND ASSESSMENT

Date: __________

Applicant's Name: ______________________ SS#: ___-___-___

Admissions Associate: ______________________________________

Site: (circle one) Main Campus- Manhattan, Flushing, Washington Heights, Yonkers

Major: Business Administration-Accounting, Business Administration-Management, Computer Technology-Networking, Computer Technology-Programming, Office Technologies-Executive Assistant, Office Technologies- Medical Office Assistant, Ophthalmic Dispensing, Paralegal Studies, Security Services and Management

Briefly record the answers to the following questions and any comments of yours at the end

1) Are you currently employed? How would you handle schedule conflicts?

____
____
____
____

2) Are your living arrangements set for next term? Do you have a quiet place and time to study?

____
____
____
____

3) Do you have, or do you care for, young children? If so, what is your plan for their care? What alternatives do you have?

____
____
____
____

4) Why do you want to go to college at this time in your life?

____
____
____
____

5) What do you plan to do after you finish at Interboro? What is your ultimate career goal?

____
____
____
____

A student file is not complete without this form completely filled out

Any other comments or observations:

____

____

____

____

Initial Reviewer: __Recommended __ Not Recommended

Reviewer Signature: ________________________

Printed Name of Reviewer: _____________________ Date________

Management Review: __Accept __Not Accepted

Manager signature __________________________

Printed Name of Manager: _____________________ Date________

Interboro Institute
The Business Centered College

Application Process

The prospective student makes their first initial contact by phone, mail, or walking in to a campus. When a potential student calls for information, he or she is greeted with a warm/formal welcome from the administrative staff at the front desk (receptionist). The potential student is then asked the following questions.

- Is this your first time calling?
- May I have your First & Last Name?
- Do you have a number where you can be reached at?

While the prospective student is asked these questions, the receptionist is inputting the information in the system (campus). The student is then asked to hold, the receptionist transfers the call to an Admissions Representative for further Assistance. The Representative then makes an appointment so that the student can come in for an interview.

When a student contacts us via mail, we receive a flyer. The flyer contains the person's First & Last name and either an address or phone number so we can contact them. The flyer is then entered in the system, so that an Admission Associate is able to contact the student. The representative contacts the student within a 24 hour period, makes an appointment with the prospective student to come in for an interview.

A student that walks into a campus for information, is first cordially welcome by a receptionist, and then asked to sign in. The Administrative staff then gives the student an interview sheet, followed by a gray application. The student is asked to please be seated and fill out the required forms. When the prospective student is done, the front desk informs a representative so they are able to interview the student.

During the initial interview process with the Admissions Associate, there are 3 possible outcomes:

A. The student may not be interested, and does not want to continue with the process.
B. The student may be Admissions Denied (according to Interview Assessment form)
C. The student may be interested, and continues the application process.

After the interview process with the Admissions Associate is completed, if the prospective student is interested, they fill out the rest of the forms included in the folder. The Admissions Associate then reviews the folder and brings the application to the Administrative Assistants.

Students who do not possess a High School Diploma or GED are required to take an Ability to Benefit (ATB) exam (CPAt B & C and CELSA Form 1& 2). Students must pass this exam in order to attend the college. There are two forms of the CPAt given to the prospective student: Form B and Form C. If a student does not pass Form B, he or she then may take Form C after some possible remediation or tutoring in the Academic Resource Center (ARC).

The Placement Exam is given to all prospective students, regardless of secondary school status. It is used to measure the current level in Math and English. The results of the exam are used to place the student into appropriate level classes (credit bearing and noncredit bearing).

How an application is processed in the admission office

After bringing the application to the Administrative staff, the representative is to write down the applicant's information onto the daily log (example is included as attachment). They must then sign and initial it stating that they have submitted a complete folder. The Administrative Assistant then checks the application over and initials it, verifying that the application was received and completed (all necessary documents are submitted, and required forms are signed). If incomplete, the Administrative Assistant returns it to the Representative for completion of required forms/ or missing documents.

The applicant's information is then entered into the database. After the information is inputted into Campus, the Administrative Assistant writes them up on two transfer file list. These two lists are labeled separately: ATB and HSD/GED students. Registrar signs off on these lists to confirm receipt of folders.

A folder that does not contain proof of HSD/GED is not sent to the Registrar. It is kept by the Admissions Coordinator for a period of five business days. If no proof is submitted within the five days, the admissions associate is made aware so that they may follow-up on the student. If the student does not present documentation of HSD or GED during the aforementioned time frame, then they are required to take the ability-to-benefit exam. If the student takes the ability-to- benefit exam the previous education status is changed from high school grad or GED grad to Non-high school grad by the admissions coordinators. This process is done in order to identify the student's previous education accordingly. The Admissions Coordinator also calls the student for follow up and contacts High Schools to obtain proof of the diploma. Once the proof is submitted, then the folder is sent to Registrar.

2005 Core Periodicals List

TITLE	ISSN
ABA Journal	0747-0088
Abacus	0001-3072
The Accountant	0001-4710
Accounting Horizons	0888-7993
Accounting Today	1044-5714
Across the Board	0147-1554
Advertising Age	0001-7788
Adweek	0199-2864
African American Review	1062-4783
AHA Guide to the Health Care Field	0094-8969
American Artist	0002-9831
American Business Law Journal	0002-7766
American Criminal Law Review	0164-0364
American Heritage	0002-8738
American History	1076-8866
American Journal of Comparative Law	0002-919X
American Journal of Legal History	0002-9319
American Journal of Mathematics	0002-9327
American Journal of Political Science	0092-5853
American Journal of Public Health	0090-0036
American Journal of Sociology	0002-9602
The American Lawyer	1620-3397
American Literature	0002-9831
American Mathematical Monthly	0002-9890
American Music	0734-4392
American Musicological Society Journal	0003-0139
American Poetry	0360-3709
Art Forum International	1086-7058
Art in America	0004-3214
Art Journal	0004-3249
Atlantic Monthly	1072-7825

Barrons	1077-8039
Black Enterprise Magazine	0006-4165
Black Issues in Higher Education	0742-0277
Booklist	0006-7385
British Medical Journal (BMJ)	0959-8138
Business 2.0	1538-1730
Business and Society Review	0045-3609
Business Communications Review	0162-3885
Business Ethics	0746-7761
Business Lawyer	0007-6899
Businessweek	0007-7135
Cambridge Law Journal	0008-1973
Cambridge Quarterly	0008-199X
Cambridge Quarterly of Healthcare Ethics	0963-1801
The Chief Civil Service Leader	0894-6582
Choice	0009-4978
Christian Science Monitor	0882-7729
Chronicle of Higher Education	0009-5892
Chronicle of Philanthropy	1040-676X
College Composition and Communiction	0010-096X
College English	0010-0994
College Literature	0093-3139
The College Mathematics Journal	0746-8342
Columbia Law Review	0010-1958
Communications of the ACM	0001-0782
Comparative Literature	0010-4124
Computerworld	0738-0569
Consumer Reports	0010-7174
Contact Lens Spectrum	0885-9175
Contemporary Sociology	0094-3061
Corporate Taxation	1534-715X
CPA Journal	8756-789X
CPT Assistant (AMA)	
CQ	0007-893X
Crain's New York Business	
Crime and Delinquency	0011-1287

The Crisis	0011-1422
Current History	0011-3530
Doctor's Office	
Down Beat	0012-5768
Economist	0013-0613
Empire State Report	0747-0711
eWeek	1530-6283
Essays in Criticism	0014-0856
Ethnomusicology	0014-1836
Eye Care Business	0885-9167
Fact & Findings	membership
Fast Company	1085-9241
Forbes	0015-6914
Fortune	0015-8259
The Gallup Poll Monthly	1051-2616
Georgetown Journal of Legal Ethics	1041-5548
The Georgia Review	0016-8386
Group Organization Management	1059-6011
Harper's	0017-789X
Harvard Business Review	0017-8012
Harvard Journal of Law and Public Policy	0193-4872
Health Care Manager	1525-5794
Hispanic Magazine	0898-3097
History	0018-2648
History Today	0018-2753
Howard Law Review	0018-6813
HR Magazine	1047-3149
Hudson Review	0018-702X
IndustryWeek	0039-0895
Investor's Business Daily	1061-2890
Internal Auditor	0020-5745
The International Journal of Accounting	1094-4060
Iowa Review	0021-065X
Issues in Accounting Education	0739-3172
IT Professional Magazine	1520-9202
Jet Magazine	0021-5996

Journal for Research in Mathematics Education (NCTM)	
Journal of Accountancy	0021-8448
Journal of Accounting Education	0748-5751
Journal of AHIMA	1060-5487
Journal of the ACM	0004-5411
Journal of American History	0021-8723
The Journal of Business	0021-9398
Journal of Contemporary History	0022-2801
Journal of Criminal Law and Criminology	0091-4169
Journal of Democracy	1045-5736
Journal of Education for Business	0883-2323
Journal of Family Violence	0885-7482
Journal of Management Information Systems	0742-1222
Journal of Marriage and the Family	0022-2445
Journal of Money, Credit and Banking	0022-2879
Journal of Music Theory	0022-2909
Journal of Musicology	0277-9269
Journal of Politics	0022-3816
Journal of Research in Music Education	0022-4294
Journal of Retailing	0022-4359
Journal of Sociology and Social Welfare	0191-5096
Journal of Taxation	0022-4863
Journal of the American Medical Association	0098-7484
The Kenyon Review	0163-075X
Latin American Politics and Society	1531-426X
Law and Contemporary Problelms	0023-9186
Law and Society Review	0023-9126
Law Enforcement Technology	0747-3680
Legal Assistant Today	1051-3663
Library Journal	0363-0277
Literary Review	0024-4589
Loss Prevention Magazine	Free
Management Today	0025-1925
Mathematical Gazette	0025-5572
Math Horizons	1072-4117
Medical Office Manager	

Medical Office Receptionist	
MIS Quarterly	0276-7783
Modern Fiction Studies	0026-7724
National Geographic	0027-9358
The Nation	0027-8378
The National Interest	0884-9382
National Paralegal Reporter	membership
Native Peoples	0895-7606
Natural History	0028-0712
New Scientist	0262-4079
New York Law Journal	0028-7326
New York Times	0362-4331
The New Yorker	0028-792X
Newsweek	0028-9604
Nonprofit Management and Leadership	1048-6682
The North American Review	0029-2397
Notes	0027-4380
Occupational Outlook Quarterly	1099-4786
The Office Professional	1096-5807
Office Solutions	1529-1804
PC Magazine	8750-3441
PC World	0737-8939
Phi Delta Kappan	0031-7217
PLMA	0030-8129
Poetry	0032-5372
The Political Quarterly	0032-3179
Politics and Society	0032-3292
Popular Science	0161-7370
Prarie Schooner	0032-6682
Presidential Studies Quarterly	0360-4918
Primary Care Optometry News	
Psychology Today	0033-3107
The Public Manager	1061-7639
Public Performance and Management Review	1530-9576
Quality Management in Health Care	1530-9576
Reader's Digest	0034-0375

Research in the Teaching of English	0034-527X
The Review of Contemporary Fiction	0276-0045
Rolling Stone	0035-791X
Science	0036-8075
Scientific American	0036-8733
Security Management	0145-9406
Security Technology and Design	1069-1804
Shakespeare Quarterly	0037-3222
Smithsonian	0037-7333
Stores	0039-1867
Studies in English Literature, 1500-1900	0039-3657
Teaching English in the Two-Year College	0098-6291
Time Magazine	
Tri-Quarterly	0041-3097
20/20 Magazine	0192-1304
U.S. News and World Report	0041-5537
Vanity Fair	0041-6537
Victorian Studies	0042-5222
Virginia Quarterly Review	0042-675X
Vision Care Product News	
Vision Monday	1054-7665
Vital Speeches of the Day	0042-742X
Wall Street Journal	1092-0935
World Literature Today	0196-3570
World Politics	0043-8871
The Yale Review	0044-0124

201 Titles

Appendix 10

Investments at 4 Interboro Locations

2005 to date

Site	Description	Subtotal	Amount
FL	Furn & Fix		189,840
FL	Furn & Fix		40,759
FL	Furn & Fix		55,893
FL	Furn & Fix		16,060
FL	F&F - 54th	308,510	5,958
FL	Library		53,001
MC	Library		21,349
MC	Library		11,529
MC	Library		61,638
MC	Computer Software		290,553
MC	Computer Software		8,000
MC	Computer Software		25,230
MC	Computer Equipment		123,119
MC	Computer Equipment		35,873
MC	Computer Equipment		15,539
MC	Computer Equipment		39,076
MC	Communication equipment		43,273
MC	OPT Equip		9,512
MC	Lshld Improvements		270,529
MC	Lshld Improvements	972,175	16,955
WH	Lshld Improvements		56,745
WH	Lshld Improvements		37,442
WH	Lshld Imp - 54th St		22,700
WH	Lshld Imp - 37-02 Main St		68,013
WH	Lshld Imp - 111 Wadsworth		25,209
WH	Lshld Imp - 30 S. B'Way	236,974	26,865
YO	Lshld Imp - 136-52 39th Annex		18,601
YO	Lshld Imp - 4162 B'Way		2,690
YO	Lshld Imp - 8th Ave		41,074
YO	Lshld Imp - 58th St		22,942
YO	Purchased Computers & Other	529,850	444,543
			2,100,510

Faculty Development Update

Submitted by J. Prescott
Faculty Development Committee Chair

2004 - On March 26, 2004, Dr. Rebecca Wheeler, Professor of English Education at Christopher Newport University in Newport News, VA, presented a workshop to the Interboro faculty "Teaching Standard English." Dr. Wheeler introduced the faculty to Codeswitching: Using Students' Vernacular to Teach Standard English, which she referred to as "the tool of language and culture to close the achievement gap." The workshop offered participants a research-based approach designed to foster English mastery among non standard-speaking students.

During the summer semester Professor Lacsamana, head of the Interboro Business Department, conducted a technology workshop for all faculty covering Excel, PowerPoint, and Word, etc., in order to do spreadsheets, make presentations, and to facilitate the administrative duties assigned to all instructors.

The year ended with a Faculty Development Day on December 3rd with a plenary session of Information Literacy presented by Elaine Braithwaite, Interboro's librarian. This was followed by discipline specific workshops addressing such topics as teaching reading to developmental students, managing the Interboro classroom, developing critical thinking skills, and overcoming math anxiety.

2005 – On July 29th of this year Brian Schorr, J.D., law professor at Interboro's Flushing campus, delivered a seminar on "Brain-Based Learning" for the faculty. His presentation included the theory of integrated learning styles and strategies for meeting the needs of learners by using practical applications in the classroom. Professor Schorr informed the faculty of the importance of different learning styles and multiple intelligences.

On October 28th Michelle Martin of Houghton Mifflin will be presenting a workshop for the faculty on "Enhancing Student Success in the Classroom." Ms. Martin, a College Survival Consultant, will demonstrate how to help today's students meet academic expectations and gain success skills as well as how to incorporate active learning strategies in the classroom.

To end this year, Professor Lacsamana will resume her technology seminars in her effort to assist faculty in computer literacy, and Dr. Kornbluth and Dean Osuagwu will conduct a workshop on classroom management. These events will take place in late November or early December.

2006 - The college is inviting Dr. Mildred Garcia, President of Berkeley College, to speak to the faculty on "Teaching the Latino Student." As usual, another Faculty Development Day is being planned, with a plenary session followed by discipline specific workshops.